UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

INNOVATIVE INDUSTRIAL PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Innovative Industrial Properties, Inc.
11440 West Bernardo Court, Suite 100
San Diego, CA 92127
April 22, 2026
Dear Fellow Stockholder:
You are cordially invited to attend our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m., Pacific Time, on June 9, 2026 at our San Diego offices located at 11440 West Bernardo Court, Suite 100, San Diego, California 92127. The business that will be conducted at the Annual Meeting is described in the Notice of the 2026 Annual Meeting of Stockholders and Proxy Statement.
2025 was a year defined by disciplined execution, prudent capital stewardship, and strategic positioning to drive long-term stockholder value.
For the year, we generated total revenues of $266 million and adjusted funds from operations of $205 million, reflecting the durability of our platform and the strength of our operating model. Our diversified portfolio, representing more than $2.7 billion in gross assets, generated nearly $200 million of cash flows from operations during the year.
We continued our track record of sharing our cash flows with our stockholders throughout 2025. Notably, since our inception in 2016, we have returned $1.1 billion to stockholders through our quarterly dividends, demonstrating our ongoing commitment of providing dividends to our fellow stockholders.
We continue to maintain what we believe is a REIT industry-leading balance sheet supported by over $2 billion of unencumbered real estate and a conservative capital structure. As of year end, our debt service coverage ratio exceeded 10x, and our net debt to adjusted EBITDA was 1.4x, providing significant financial flexibility as we navigate challenging market conditions.
During 2025, we deployed capital by committing $275 million in a strategic and accretive manner across our real estate portfolio and through our investment in IQHQ, Inc. ("IQHQ"), a premier life science real estate platform with over $5 billion in total assets. Our expansion into life science real estate reflects a deliberate strategy to complement our established leadership in the regulated cannabis real estate sector with exposure to an industry characterized by compelling long-term secular growth drivers. We believe this diversification enhances the resilience and long-term growth potential of our platform.
We further strengthened our liquidity profile by raising $100 million under a new revolving credit facility and issuing $24 million of preferred stock through our ATM program, reinforcing our commitment to maintaining balance sheet strength, financial flexibility and access to multiple capital markets.
In parallel, we continued executing on a strategic initiative designed to enhance long-term financial performance by repositioning a substantial portion of our tenant base toward more financially viable, long-term operators. Where appropriate, we are actively enforcing our contractual rights under our leases, including pursuing eviction proceedings and working through receiverships to regain control of the properties. In 2025, these efforts resulted in 339,000 square feet of new leasing activity across four properties, representing meaningful progress in strengthening the quality and durability of our cash flows.

FINANCIAL PERFORMANCE TRACK RECORD

Five Year Total Revenue and AFFO Change(1)(2)
_________________________
(1)“CAGR” represents compound annualized growth rate for the relevant metric.
(2)Adjusted Funds from Operations ("AFFO") is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO is included in Appendix A of this proxy statement.

DIVIDEND PER SHARE HISTORY(2)

39% CAGR(1)

_________________________
(1)“CAGR” represents compound annualized growth rate for the relevant metric.
(2)Includes common stock dividends declared during the applicable year.

TOTAL STOCKHOLDER RETURN SINCE INCEPTION(1)

_________________________
(1)Total stockholder return (“TSR”) from December 1, 2016 (the date that our common stock first began trading on the New York Stock Exchange) through December 31, 2025, calculated based on the stock price appreciation and dividends paid to show the total return to a stockholder over a period of time. TSR assumes dividends are reinvested in common stock on the day the dividend is paid.
(2)A real estate investment trust is a “REIT”. The MSCI US REIT Index includes all tax-qualified equity REITs listed in the United States.

BALANCE SHEET HIGHLIGHTS(1)

IIP Is One of the Lowest Leveraged Public REITs

14% Debt to Total Gross Assets	>10x Debt Service Coverage Ratio(2)	Total Liquidity of $105 million(3)	New $100 million revolving credit facility established
_________________________
(1)As of December 31, 2025, unless otherwise noted.
(2)Calculated in accordance with the indenture governing the Company’s 5.50% Unsecured Senior Notes due 2026.
(3)Consisting of cash and cash equivalents and short-term investments (each as reported on our consolidated balance sheet as of December 31, 2025) and availability under our revolving credit facility as of December 31, 2025.
Investing in Our Team
We recognize that our success is directly linked to the talent, dedication, and expertise of our people. We seek to hire exceptional individuals with diverse backgrounds and perspectives and foster an environment built on open communication, mutual respect, and shared purpose. We are committed to ensuring our team members have fulfilling careers and are empowered to make a positive impact with our business partners and in the communities in which we operate. Attracting, developing, engaging and retaining our talented employees, who create long-term value for our stockholders, is a top priority.
To invest in our team members and support their overall well-being, we offer a comprehensive suite of programs and benefits, including:
•Highly competitive compensation, including base salary, cash incentives, equity participation and a 401(k) plan with company matching contributions;
•A best-in-class benefits package, featuring comprehensive health insurance for employees and their immediate families at no cost to the employee. Coverage includes a high-coverage low-deductible PPO medical plan, PPO dental coverage, a generous vision plan, short- and long-term disability benefits and life and accidental death and dismemberment insurance;
•Competitive paid time off, beginning with four weeks annually, in addition to company paid holidays;
•A severance plan applicable to all non-executive employees, providing financial security in the event of a termination without cause or resignation for good reason;
•A wellness reimbursement benefit supporting fitness and mindfulness applications, classes and home exercise equipment to promote mental and physical well-being;
•A thoughtfully designed work environment that prioritizes health and comfort, including sit-stand desks, ergonomic chairs, healthy snack options (such as fresh fruits and vegetables), abundant natural light, and weekly voluntary meditation classes;
•Paid time for volunteering at nonprofit organizations;
•Professional development support, including assistance for employees pursing job-related licenses, certifications, and continuing professional or technical education;
•Matching charitable contributions for employee donations to qualifying educational institutions.
We believe these programs contribute to employee engagement, retention, and performance, and support our long-term strategic objectives.
Investing in Our Communities
We believe the most profound impact we, alongside our tenant partners, make is through the meaningful economic contributions we bring to both our local communities and the communities where our facilities are located. Many of these areas have faced significant challenges, including job losses and economic downturns driven by industry shifts and business migration.
Together with our tenants, we have demonstrated the ability to help revitalize these communities by restoring jobs, stimulating economic activity, and delivering meaningful benefits to local residents. Our investments contribute to critical tax revenues that support public services, such as schools and healthcare, helping foster long-term community renewal.
Beyond these economic contributions, our employees and board members remain deeply committed to giving back. In 2025, we organized three corporate volunteer days and donated to local food banks in the communities where we own properties. We are proud to donate time and money to these initiatives, reflecting our ongoing commitment to responsible corporate citizenship and community support.
Investing in Our Properties
Our properties are mission-critical to our tenant partners, featuring specialized buildouts and precision environmental controls that enable the production of high-quality, consistent cannabis products at scale. As a net lease REIT, substantially all of the environmental impacts associated with our portfolio, including greenhouse gas emissions, arise from the operations of our tenants, who maintain operational control of our properties under long-term net lease agreements. Accordingly, we do not directly control the day-to-day energy usage or emissions at these facilities and generally do not have direct access to carbon and energy data. Cannabis cultivation is resource-intensive, requiring substantial energy, water and other inputs to optimize yields and achieve the desired product attributes. While our lease structure limits direct access to certain operational data, the capital we invest can support improving energy and water efficiency, modernizing infrastructure, and enhancing environmental performance. These improvements support our tenant's operations, which may lower operating costs and encourage responsible environmental practices.
Our portfolio consists of many buildings that were previously vacant or underutilized, prior to being redeveloped and improved for cannabis operations. This adaptive reuse strategy can reduce demolition and landfill waste, resulting in meaningful embodied carbon savings.
In collaboration with our tenants, we have pursued improvements in energy efficiency and environmental performance across our properties. Investments may include upgraded lighting systems, building management systems, stormwater management infrastructure, HVAC enhancements, tiered cultivation systems, advanced irrigation technologies, and upgraded health and safety systems.

Corporate Governance Highlights
We remain committed to managing the Company in the best interests of our stockholders and upholding strong corporate governance practices. We continue to maintain the following governance standards to reinforce our reputation for integrity and our commitment to serving our stockholders responsibly:

Corporate Governance Highlights
✓	Majority of our directors are independent and all Board committee members are independent.	✓	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
✓	All directors are subject to annual election.	✓	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.
✓	Our directors and executive officers have minimum stock ownership requirements.	✓	Our bylaws allow stockholders to propose amendments to our bylaws.
✓	Our directors, officers, and other employees are subject to a Code of Business Conduct and Ethics..	✓	The restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” vesting acceleration provisions in connection with a change-in-control.
✓	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.	✓	Our Board conducts regular executive sessions of independent directors.
✓	Cash and equity incentive compensation is subject to a formal clawback policy.	✓	Our directors, officers, and other employees are subject to insider trading policies.
✓	No stockholder rights plan is in effect.	✓	No tax gross-up provisions.
✓	Our Audit Committee assists the Board in its oversight of cybersecurity, as well as enterprise-level risks that may affect our financial statements, operations, business continuity, and reputation.	✓	An Enterprise Risk evaluation is conducted annually to identify and assess Company risk.
Our committed and experienced team of professionals continue to work hard for our stockholders and I am proud of the strong, long-term performance we have delivered. We thank you for your support and we are steadfast in our commitment to be responsible stewards of your investment.
Please consider the information contained in the Proxy Statement and after your review, we hope you will vote in accordance with the Board of Directors' Recommendations. Your vote is important to us and we appreciate your continued support.

Alan Gold
Executive Chairman of the Board
April 22, 2026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME	8:00 a.m., Pacific Time, on June 9, 2026

PLACE	Innovative Industrial Properties, Inc. 11440 West Bernardo Court, Suite 100 San Diego, CA 92127

ITEMS OF BUSINESS
1.To elect five directors, each to serve until the 2027 annual meeting of stockholders and until his successor is duly elected and qualified.
2.To ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026.
3.Approval of the adoption of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan.
4.Approval on a non-binding advisory basis of the compensation of our named executive officers as disclosed in this proxy statement.
5.Approval, by non-binding advisory vote, on the frequency of executive compensation votes.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

RECORD DATE	You are entitled to vote at the Annual Meeting if you were a stockholder of record as of the close of business on April 10, 2026.

PROXY MATERIALS
This notice of meeting, the proxy statement, the proxy card, and our 2025 annual report to stockholders, which is not part of the proxy solicitation materials, are available at http://materials.proxyvote.com/45781V.

PROXY VOTING
We first mailed the Notice of Availability of Proxy Materials to Stockholders on April 22, 2026. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our 2025 annual report and how to authorize your proxy online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending a paper copy of the proxy materials to any stockholder who has elected to receive its proxy materials by mail. Your proxy is important. Whether or not you plan to attend the Annual Meeting, please authorize your proxy by Internet or telephone, or, if you received a paper copy of the materials by mail, please mark, sign, date and return your proxy card, so that your shares will be represented at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may withdraw your proxy and vote in person at any time before the proxy is voted.

By Order of the Board of Directors, Alan Gold Executive Chairman of the Board April 22, 2026

INNOVATIVE INDUSTRIAL PROPERTIES, INC.
Proxy Statement Table of Contents
i

ii

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 9, 2026
We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors (the “Board”) of Innovative Industrial Properties, Inc. (the “Company,” “we,” “our,” and “us”) for use at the annual meeting of the Company’s stockholders (the “Annual Meeting”), to be held at 8:00 a.m., Pacific Time, on Tuesday, June 9, 2026 at 11440 West Bernardo Court, Suite 100, San Diego, CA 92127, as well as in connection with any adjournments or postponements of the meeting. This proxy statement is first being furnished or sent to stockholders on or about April 22, 2026.
Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted:
•FOR the election of the Board’s nominees for director, or for a substitute in the discretion of the designated proxy holders in the event a nominee is unable to serve or declines to do so;
•FOR the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
•FOR the approval of the adoption of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan;
•FOR the approval on a non-binding advisory basis of the compensation of our named executive officers;
•FOR the option of one year as the frequency of executive compensation votes.
As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, proxies received by the Board will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:
•By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. Stockholders submitting proxies by telephone will need to have available the control number that appears on their Notice of Internet Availability, proxy card, or a voting instruction card, as applicable.
•By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.
•By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.
We will bear the cost of the solicitation of proxies. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 9, 2026
This proxy statement and our 2025 annual report to stockholders are available at http://materials.proxyvote.com/45781V.

QUESTIONS AND ANSWERS REGARDING THE 2026 ANNUAL MEETING OF STOCKHOLDERS
Who is soliciting proxies from the stockholders?
Our Board is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the Annual Meeting, whether or not you attend the meeting.
What will be voted on at the Annual Meeting?
Our stockholders will vote on five proposals at the Annual Meeting:
1.The election of five directors, each to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
2.The ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026; and
3.The adoption of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan.
4.A non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
5.A non-binding advisory vote, on the frequency of executive compensation votes.

Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the Annual Meeting.
How will we solicit proxies, and who bears the cost of proxy solicitation?
Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. Finally, in accordance with regulations of the SEC, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.
Who can vote at the Annual Meeting?
Our Board has fixed the close of business on April 10, 2026, as the record date for our Annual Meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the Annual Meeting. As of April 10, 2026, our only outstanding class of voting securities was common stock, $0.001 par value per share. On that date, we had 50,000,000 shares of common stock authorized, of which 28,573,470 shares were outstanding.
If you (and not your broker) are the record holder of our stock, you can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting. You may vote your shares on the Internet, via telephone, or, to the extent you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and the proxy card.
How many votes must be present to hold the Annual Meeting?
A “quorum” must be present to hold our Annual Meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Your shares, once represented for any purpose at the Annual Meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the Annual Meeting. As of April 10, 2026, we had 28,573,470 shares of common stock outstanding; thus, we anticipate that the quorum for our Annual Meeting will be 14,286,735 shares.
How many votes does a stockholder have per share?
Our stockholders are entitled to one vote for each share held.

What is the required vote on each proposal?
Directors are elected by a plurality vote; the candidates up for election who receive the highest number of votes cast, up to the number of directors to be elected, are elected. Stockholders do not have the right to cumulate their votes.
The affirmative vote of a majority of the votes cast will be required to ratify the appointment of BDO USA, P.C. to serve as our independent registered public accountants; to adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers; and to approve the adoption of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan. The affirmative vote of a majority of the votes cast will be required to adopt, on a non-binding, advisory basis, a resolution to approve the frequency of future non-binding, advisory votes on the compensation of our named executive officers; provided, however, in the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes (every one, two or three years) to be the option selected by stockholders.
How will the proxy be voted, and how are votes counted?
If you vote by proxy (either voting on the Internet, by telephone or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the Annual Meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the Annual Meeting and any adjournments or postponements as follows:
1.“FOR” the election of director nominees Alan Gold, Scott Shoemaker, Paul Smithers, David Boyle and Bruce Ives.
2.“FOR” the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026.
3.“FOR” the approval of the adoption of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan.
4."FOR" the approval on a non-binding advisory basis of the compensation of our named executive officers.
5."FOR" the option of one year as the frequency of the future advisory votes on executive compensation.

If you hold your shares in your broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted in any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote”. Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. Under the rules of the New York Stock Exchange (“NYSE”), which is the stock exchange on which our common stock is listed, the ratification of our appointment of our independent registered public accounting firm is considered a routine matter for broker voting purposes, but the election of directors, the advisory vote on compensation of our named executive officers, the advisory vote on the frequency of future advisory votes on compensation of our named executive officers and the vote on the adoption of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan are not considered routine matters. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by the Board.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of five members, each of whose term expires at the Annual Meeting. Based on the recommendation of the nominating and governance committee, our Board has nominated and recommends for election as directors the five individuals named herein to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified. All of the nominees, except Bruce Ives, are currently serving as our directors. As previously announced, Gary Kreitzer will retire from the Board at the Annual Meeting. Following the Annual Meeting, there will be no vacancies on the Board.
Directors are elected by a plurality of all of the votes cast at the Annual Meeting. Cumulative voting is not permitted. Broker non-votes and abstentions, if any, will not be treated as votes cast and as a result, will have no effect on the outcome of the vote for this proposal. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute nominated by the Board on the recommendation of the nominating and corporate governance committee. The Board does not believe at this time that any substitute nominees will be required. There are no family relationships between any of our directors or executive officers. Our directors are not automatically re-nominated annually, as we continue to review the composition of the Board in an effort to ensure the Board represents stockholder interests through the exercise of sound judgment using its diversity of experience in various areas. We believe that all of our current Board members have demonstrated business acumen and an ability to exercise sound judgment, as well as possess the professional and personal qualifications and a commitment of service to the Company and the Board.
Recommendation of the Board
Our Board recommends that stockholders vote FOR each of the nominees set forth below.
Information Regarding Nominees
We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance. Our first priority in nominating directors is ensuring that the Board as a whole has expertise in areas aligned with our unique business activities, namely owning and managing specialized industrial properties, including regulated cannabis facilities leased to tenants holding the requisite state licenses to operate in the regulated cannabis industry. We also have investments and strategic objectives related to the life science industry and believe that each of our director nominees brings a focused set of skills in one or more areas aligned with our overall business strategy.
In addition to the challenges that any real estate owner faces, due to our involvement in the regulated cannabis industry, our Board and management team have developed specific experience and skills over the past several years to assist the Company in navigating these issues.
Director qualifications are determined by what the Nominating and Corporate Governance Committee believes to be the essential competencies required to effectively serve on our Board. We believe our Board, as a whole, is well positioned to guide the Company toward enhancing the long-term interests of our stockholders. Members of our Board are kept informed of our business through discussions with our management, primarily at meetings of our board of directors and its committees, and through reports and analyses presented to them. Our Board believes that the Company will be best served by directors with a wide array of talents and perspectives to drive innovation, promote critical thinking, and enhance discussion. Each of the qualifications meaningfully adds to our Board’s depth.
The following chart highlights the specific experience, qualifications, attributes, and skills of our Board based on their education, prior experience and other characteristics. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well-positioned to provide strategic advice and effective oversight to our management. More detail is provided in each director nominee’s biography below.

	Alan Gold	Scott Shoemaker	Paul Smithers	David Boyle	Bruce Ives
Strategic Planning and Leadership	X	X	X	X	X
CEO / Executive Management	X		X		X
REITs and/or Real Estate	X		X
Financial, Capital Markets and Investment Management	X		X	X	X
Other Public Company Board Experience	X				X
Financial Literacy	X	X	X	X	X
Audit Committee Financial Expert				X	X
Medicine		X
Executive Compensation	X			X	X
Regulatory / Legal			X		X
Corporate Governance	X	X	X	X	X
Risk Oversight	X	X	X	X	X
Human Capital Management	X		X	X	X

Alan Gold

EXPERIENCE

Alan Gold is a co-founder and has served as executive chairman of our Board since our formation in June 2016. Mr. Gold served as executive chairman of IQHQ, Inc., a privately-held life science real estate company, from December 2018 to December 2024. Mr. Gold served as chairman, president and chief executive officer of BioMed Realty Trust, Inc. (formerly NYSE: BMR) (“BioMed Realty”), a real estate investment trust (“REIT”) specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, from its inception in 2004 through the sale of the company to affiliates of Blackstone Real Estate Partners VIII L.P. in January 2016. Mr. Gold also served as chairman, president and chief executive officer of BioMed Realty’s privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. In addition, Mr. Gold was a co-founder and served as president and a director of Alexandria Real Estate Equities, Inc. (NYSE: ARE) (“Alexandria Real Estate”), an urban office REIT, from its predecessor’s inception in 1994 until August 1998. Mr. Gold served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as assistant vice president of commercial real estate for Northland Financial Company, a full-service commercial property mortgage banker, from 1989 to 1990 and as real estate investment officer of commercial real estate for John Burnham Company, a regional full-service real estate company, from 1985 to 1989. From December 2013 to June 2016, Mr. Gold served on the board of directors and as a member of the nominating and compensation committees of CatchMark Timber Trust, Inc. (NYSE: CTT), a REIT focused on timberland ownership. From August 2011 to March 2013, Mr. Gold also served on the board of directors and as a member of the audit committee of American Assets Trust, Inc. (NYSE: AAT), a REIT focused on acquiring, developing and managing retail, office, multifamily and mixed-use properties. Mr. Gold served as a member of the board of trustees for the Salk Institute for Biological Studies, a research organization dedicated to fundamental research in biology and its relation to health. Mr. Gold received his Bachelor of Science degree in Business Administration and his Master of Business Administration from San Diego State University.

QUALIFICATIONS

Mr. Gold offers decades of experience in the real estate industry, expertise in NYSE-listed REITs, capital markets knowledge and relationships, and extensive management experience. His experience includes founding multiple public and private REITs, which pioneered several real estate asset classes (life science and cannabis). Mr. Gold brings a deep understanding of not only business and real estate, but provides insight regarding strategic vision and execution, having worked with management teams and boards to develop and implement successful strategies for over 35 years. With his knowledge of the complex issues facing real estate companies today and risks associated with the cannabis and life science industries, we believe him uniquely qualified to serve as executive chairman of our Board.

Age: 65 Director Since: 2016 Executive Chairman Since: 2016 Committees: None Independent: No

Scott Shoemaker

EXPERIENCE

Scott Shoemaker, MD has served as one of our directors since November 2016. Mr. Shoemaker is a practicing orthopedic surgeon specializing in pediatrics and trauma for Kaiser Permanente, an integrated managed care consortium, since 1999. He is also an inventor, assists in the development of medical devices and is on a patent for a spine deformity system developed by NuVasive, Inc. for which he receives royalties. Mr. Shoemaker is also a founder of BOSS Logic, LLC, a company designed to generate ideas for the intellectual property and biotechnology sectors. BOSS Logic, LLC holds multiple patents relating to how mobile devices share and distribute contact information. He is part owner and developer of Aztek Paddles, a carbon fiber company. In this role, he assisted in designing paddles, writing patents and testing paddles.

QUALIFICATIONS

With his medical background, Mr. Shoemaker offers valuable insight regarding the risks and medicinal effects of the cannabis industry. Additionally, his management experience and knowledge of strategic planning in industries different from real estate allow him to provide diverse and valuable perspectives to our Board.

Age: 59 Director Since: 2016 Committees: Audit, Nominating and Corporate Governance, Compensation (Chair) Independent: Yes

David Boyle

EXPERIENCE

David Boyle has served as one of our directors since June 2025. Mr. Boyle is Vice President, Financial Planning & Analysis, at AST SpaceMobile (NASDAQ: ASTS), a position he has held since June 2025. He previously served as Vice President Finance at 3D Systems (NYSE: DDD), a 3D Printing company, where he worked from 2016 to 2025. Mr. Boyle worked in finance at HP Inc., a personal computing and printing company, from 1991 to 2016. Mr. Boyle served as Finance Director for the Imaging & Printing Group, Americas Region, Director WW Financial Planning & Analysis for the Imaging and Printing Group and various finance roles supporting sales, product development and manufacturing. Prior to HP, Mr. Boyle worked in investment banking at Robertson, Stephens. Mr. Boyle earned his Bachelor of Arts in Economics from Stanford University and his Master of Business Administration from the Tuck School, Dartmouth College.

QUALIFICATIONS

Mr. Boyle's considerable business and financial experience offers a valuable and knowledgeable perspective to the Board. Additionally, his experience enhances oversight of the Company’s operations, risk assessment, financial disclosure and aids in working with external auditors on the effectiveness of internal controls. Mr. Boyle's knowledge related to executive compensation and investment management makes him a valuable and well-rounded member of the Board.

Age: 62 Director Since: 2025 Committees: Audit (Chair) Nominating and Corporate Governance, Compensation Independent: Yes

Paul Smithers

EXPERIENCE

Paul Smithers is a co-founder and has served as our president and chief executive officer since our formation in June 2016 and as a director since November 2016. From August 2013 to July 2015, Mr. Smithers served as co-founder and chief legal officer of Iso Nano International, LLC, a designer and manufacturer of advanced materials for use in the aerospace, consumer goods, electronics and safety industries. Prior to his time at Iso Nano, Mr. Smithers was the managing partner of Smithers & Player, Attorneys at Law from September 1989 to July 2013. Mr. Smithers is a member of the California Bar (inactive).

QUALIFICATIONS

Mr. Smithers brings over 35 years of legal experience, providing the Board with management expertise and deep regulatory and legal insight. His background has been particularly valuable assisting the Board with navigating complex legal matters, including efforts to regain possession of properties from defaulted tenants. In addition, his knowledge of the Company's operations enhances his effectiveness as a member of our Board.

Age: 69 Director Since: 2016 President and CEO Since: 2016 Committees: None Independent: No

Bruce Ives

EXPERIENCE

Bruce Ives is a director nominee. Mr. Ives served as senior vice president and regional manager for Comerica Bank, NA., from 2014 until his retirement in 2021, focusing on commercial real estate lending. Mr. Ives served as president and chief executive officer of Ihomebutler, Corp, an online home maintenance notification system from 2012 to 2014. Mr. Ives also served as president and chief executive officer of Coronado First Bank, where he led a $13.8 million initial public offering and established its commercial bank charter, from 2005 to 2012. In addition, Mr. Ives served as president and chief executive officer of Cuyamaca Bank from 1999 until 2004, where he worked closely with directors to shape long-term strategy, oversee lending authority and navigate the organization through complex economic cycles. Mr. Ives has also served as senior vice president and regional manager business banking for Scripps Bank from 1996 to 1999 and as vice president and regional premier banking manager for southern California for Wells Fargo Bank from 1989 to 1996. Mr. Ives has served on the board of directors of the Campanile Foundation for San Diego State University, the United Way, and chapters of the Boys & Girls Club. Mr. Ives received his Bachelor of Arts degree in Economics from San Diego State University and is a graduate of both the University of San Diego Banking School and the Pacific Coast Banking School at the University of Washington.

QUALIFICATIONS

Mr. Ives is an accomplished banking executive and corporate leader with more than three decades of experience guiding financial institutions, driving strategic growth and strengthening governance. Additionally, his experience with boards and executive management teams focused on strong governance and disciplined execution of business strategies. Mr. Ives knowledge related to commercial real estate lending, executive management and corporate finance makes him a valuable addition to the Board.

Age: 61 Director Since: Nominee Proposed Committees: Audit, Nominating and Corporate Governance, Compensation Independent: Yes
Additional Information Regarding the Board and Corporate Governance
Board Independence
Our Board has determined that each of our director nominees, except for Messrs. Gold and Smithers is “independent” within the meaning of our director independence standards, which include the NYSE director independence standards, as currently in effect.

Under the corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of the audit committee, the compensation committee, and the nominating and corporate governance committee, must meet the test of “independence.” The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board has affirmatively determined that each of Messrs. Shoemaker, Boyle and Ives satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. Therefore, we believe that all of these director nominees, who, if elected, will constitute a majority of the Board, are independent under the NYSE rules.
Board Meetings
Our Board met six times during 2025. Each of the directors, except for Mr. Shoemaker, attended 100% of meetings of our Board and the meetings of committees of the Board on which he served. Mr. Shoemaker attended 83% of meetings of our Board and 100% of the meetings of committees of our Board on which he served.
To ensure free and open discussion among the independent directors of the Board, regularly scheduled executive sessions are held, at which only independent directors are present. The person nominated by the independent directors serves as the presiding director at each such executive session.
Board Leadership Structure and Role in Risk Oversight
Our Board is composed of two of our executive officers, Mr. Gold and Mr. Smithers, and three independent directors. The board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. The Board’s three committees, audit, nominating and corporate governance and compensation, are composed entirely of independent directors. Our Board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the independent directors. Our Board understands that there is no single, generally accepted approach to providing Board leadership and believes that it should have the flexibility to periodically determine the leadership structure that is best for our Company. Consistent with this understanding, our independent directors consider the Board’s leadership structure on an annual basis.
We believe it is beneficial to have a chairman of the Board whose focus is to lead the board and facilitate communication among directors and management. We believe this structure, of not combining the roles of the chairman of the Board and the chief executive officer, is the best governance model for our company and our stockholders. Mr. Gold, as executive chairman of the Board, is involved in both our day-to-day operations, including overall oversight of the Company’s management team, mission and culture and the strategic decision making at the Board level. The Board continues to believe that Mr. Gold is currently the director best suited to lead the full Board in his role as executive chairman because he is the director most familiar with the Company’s business and industry, including deep real estate expertise across markets and cycles, as well as extensive public REIT operating experience, and the director most capable of effectively identifying strategic priorities and leading the development, evaluation, and execution of strategy. The Board believes that Mr. Gold’s leadership skills have been critical to the growth and success of the Company and is best suited to guide the Company toward enhancing the long-term interests of our stockholders.
In addition, Mr. Kreitzer, one of our independent directors, serves as vice chairman of the Board. In this capacity, Mr. Kreitzer serves as liaison and meets regularly with officers and other directors generally between meetings, presides over all Board meetings where the executive chairman is not present, including in executive sessions of independent directors, and may call meetings of the independent directors and set the agenda for such meetings.
Our Board plays an active role in overseeing the management of our risks. While it is management’s responsibility to identify and manage our risk exposure on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee. The audit committee oversees our risk policies and processes related to the financial statements and financial reporting procedures, focusing on internal controls, as well as cybersecurity and information technology risks; the compensation committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions; and the nominating and corporate governance committee focuses on reputational and corporate governance risks, including the independence of our Board. Our Board also oversees risk by means of the required approval by our Board for significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, and significant capital improvement projects.

Compensation Committee Interlocks and Insider Participation
There were no insider participations or compensation committee interlocks among the members of the compensation committee during 2025. At all times during fiscal year 2025, the compensation committee was comprised solely of independent, non-employee directors.
Board Composition
The Board reflects a highly-engaged group of directors, with each director devoting the time and effort necessary to be a responsible and productive member of the Board. Pursuant to its charter, in identifying candidates to recommend for election to the Board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) diversity of experience, profession and background, both on an individual level and in relation to the Board as a whole, (5) experience as a board member of another publicly held company, (6) academic expertise in an area of our operations and (7) practical and mature business judgment, including ability to make independent analytical inquiries. The nominating and corporate governance committee evaluates and determines the appropriate and desirable mix of characteristics, skills and experience for the Board as a whole, as well as the qualifications and attributes of individual directors and candidates, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Current directors who are willing to continue service and who have qualifications and skills that are generally consistent with the nominating and corporate governance committee’s criteria for service are generally re-nominated. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.
Identifying and Evaluating Nominees for Directors
As to new candidates, the nominating and corporate governance committee will generally poll Board members and members of management for their recommendations and may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates, with a focus on creating a pool of qualified director candidates through a robust search process. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the executive chairman and independent Board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board.
The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our Company. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee. Nominations must be addressed to the Secretary of Innovative Industrial Properties, Inc., at our principal executive office, 1389 Center Drive, Suite 200, Park City, Utah 84098, and must indicate the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as director, if elected. To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Stockholder Proposals.”
Our Board is committed to engaging a diverse field of directors when considering Board composition in the future. As Board seats become available, the nominating and corporate governance committee will seek to add directors who contribute to the unique mix of background, expertise, perspective, age, and gender of our Board. The nominating and corporate governance committee aspires to obtain a desired mix of skills and experiences relevant to the Company's strategic direction and operation, while leveraging the deep institutional knowledge and valuable insight associated with the Board's more tenured directors.
The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the Annual Meeting is recommended by the nominating and corporate governance committee to stand for reelection.
Director Evaluations
The Board is committed to conducting regular evaluations of itself, its committees and individual directors. Each year, directors meet in executive sessions to conduct these evaluations, utilizing detailed Board, committee and individual director written questions as a basis for such discussions. These questions cover numerous topics at the Board and committee levels, including but not limited to feedback regarding general board practices and areas for improvements; an evaluation of individual director skill sets and contributions, including in the context of the evolving needs of the Company; and the overall effectiveness of the Board and its committees in overseeing and guiding the Company.
Board Succession Planning
The Board is continually evaluating its effectiveness and believes that the current Board members are highly engaged and provide the appropriate diversity and depth of experience to guide the Company. As we completed our initial public offering and consummated the acquisition of our first property in December 2016, each of our Board members’ tenure on the Board is less than ten years.
While our current Board members are highly dedicated as long-term directors to provide us guidance in a rapidly evolving industry, our nominating and corporate governance committee is committed to ensuring a smooth transition of skills, experience and diversity of perspective as retirements occur.
Compensation of Directors
In 2025, each non-employee director received an annual retainer of $75,000 in cash (except in the case of Mr. Kreitzer, who serves as vice chairman of the Board and received an annual retainer of $150,000 in cash) and an annual retainer of $160,015 payable in restricted shares of common stock or restricted stock units (“RSUs”) under the Company’s 2016 Omnibus Incentive Plan (the “Incentive Plan”) (except in the case of Mr. Kreitzer, who received an annual retainer of $200,019 payable in restricted shares of common stock or RSUs under the Incentive Plan), which vest in their entirety one year from the date of grant. The audit committee chair received an additional annual retainer of $10,000 in cash and any other committee chair received an additional annual retainer of $5,000 in cash. All non-employee directors were reimbursed for their costs and expenses in attending our Board meetings. The Company also will grant $160,000 in restricted shares of common stock or RSUs under the Incentive Plan to each non-employee director who is initially elected or appointed to the Board on the date of such initial election or appointment, which vest in their entirety one year from the date of grant. A non-employee director who is elected to the Board on the date of an annual meeting of the Company’s stockholders shall only receive the annual retainer of $160,000 in restricted shares of common stock or RSUs and will not also receive an initial award. For 2025, approximately 68% of director compensation was in the form of restricted shares of common stock or RSUs, which is structured to align the interests of our Board with those of our stockholders. Any member of our Board who is also an employee of our Company did not receive additional compensation for serving as a director.
RSUs are settled in shares of our Company’s common stock. Directors may defer settlement of the RSUs pursuant to the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) and may also defer cash payments under the NQDC Plan.
The table below summarizes the compensation paid by the Company to non-employee directors or earned by the non-employee directors for the fiscal year ended December 31, 2025.

Name(1)	Fees Earned or Paid in Cash		Stock Awards(3)	Total
Gary Kreitzer(5)	$155,000	(4)	$200,019	$355,019
Mary Curran(2)	37,500		—	37,500
Scott Shoemaker, M.D.	80,000	(4)	160,015	240,015
David Stecher(2)	42,500	(4)	—	42,500
David Boyle(2)	47,222	(4)	160,015	207,237
_________________________
(1)Alan Gold, our executive chairman, and Paul Smithers, our president and chief executive officer, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Gold and Smithers as employees is shown in the Summary Compensation Table below.

(2)Mr. Boyle was elected and Ms. Curran and Mr. Stecher retired from the Board at the 2025 Annual Meeting held on June 11, 2025. Their cash retainers were prorated to reflect their service dates.
(3)Represents the grant date fair value of restricted stock or RSUs awarded in 2025 based on the closing price of our common stock on the date of such grant, as determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). During 2025, Mr. Shoemaker was granted 2,796 RSUs, and Messrs. Kreitzer and Boyle were granted 3,495 and 2,796 shares of restricted stock, respectively. The forfeiture restrictions for the shares and RSUs granted to Messrs. Kreitzer, Shoemaker and Boyle vest in their entirety on June 11, 2026. These shares and RSUs represent the only unvested equity held by our non-employee directors at December 31, 2025. Mr. Shoemaker elected to defer settlement of all of his RSUs pursuant to the NQDC Plan. No director received matching contributions from the Company in 2025 in connection with these deferrals.
(4)Includes the additional annual retainer of $5,000 paid to Mr. Kreitzer, prorated for his period of service, serving as the Chair of the compensation committee and the nominating and corporate governance committee; the additional annual retainer of $5,000 paid to Mr. Shoemaker, prorated for his period of service, serving as the Chair of the nominating and corporate governance committee and the compensation committee; and the additional annual retainer of $10,000 (prorated for their period of service) paid to Messrs. Boyle and Stecher for serving as the Chair of the audit committee. Mr. Shoemaker elected to defer cash payments totaling $8,000 pursuant to the NQDC Plan. No director received matching contributions from the Company in 2025 in connection with these deferrals.
(5)Mr. Kreitzer will retire from the Board at the Annual Meeting.
Policy Governing Stockholder Communications with the Board
Our Board welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the Board or one or more members of the Board should do so in writing in care of the Secretary of Innovative Industrial Properties, Inc., at our San Diego office, 11440 West Bernardo Court, Suite 100, San Diego, California 92127. The Secretary is directed to forward each appropriate communication to the director or directors for whom it is intended.
Policy Governing Director Attendance at Annual Meetings of Stockholders
We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All of our Board members attended our 2025 annual meeting of stockholders.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We maintain a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors, and addresses matters such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of our assets. The Board adopted the Code of Business Conduct and Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We require all employees to acknowledge the terms of, and abide by, our Code of Business Conduct and Ethics. In addition, our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines is available in the “Investors” section of our website (www.innovativeindustrialproperties.com).
Insider Trading Policies and Procedures
We have adopted an insider trading policy applicable to our directors, officers and employees and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. A copy of our insider trading policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025.
Director Stock Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director for service as a member of the Board, without reference to committee or chair service. Until the applicable ownership requirement is met, directors are required to retain 100% of the net shares (i.e., shares acquired from Company-sponsored incentive plans and payment of any transaction costs, including income tax withholding, whether or not shares are actually sold to pay these costs) from vesting of equity awards. Shares counting toward the guideline include shares owned directly or indirectly (through a spouse, children, a trust or otherwise), vested shares in the NQDC Plan, and unvested restricted stock and RSUs. Non-employee directors do not receive performance-based equity awards or stock options, but for the avoidance of doubt, unvested performance-based equity awards and stock options do not count toward the ownership requirement. The compensation committee reviews compliance with the stock ownership guidelines annually. As of December 31, 2025, all non-employee directors, except for Mr. Boyle, who joined the Board in June 2025, were in compliance with the guidelines.

Committee Membership(1)
The Board has established standing audit, compensation, and nominating and corporate governance committees. Membership on each of these committees, as of April 22, 2026, is shown in the following chart:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Boyle	Chair	X	X
Gary Kreitzer(2)	X	X	Chair
Scott Shoemakers, M.D.	X	Chair	X
Number of Meetings in 2025(3)	4	5	2
_________________________
(1)The Board periodically reviews committee membership and may rotate membership during the year. Accordingly, the membership described in the table may change during 2026.
(2)Mr. Kreitzer will retire from the Board at the Annual Meeting. If elected, Bruce Ives is expected to serve on the nominating and corporate governance committee, the compensation committee and the audit committee.
(3)Does not reflect conference calls and other informal meetings of the committee members conducted throughout 2025.
Audit Committee
From January 1, 2025 until June 10, 2025, the audit committee was composed of Messrs. Kreitzer and Stecher (Chair) and Ms. Curran, and from June 11, 2025 to December 31, 2025, the audit committee was composed of Messrs. Boyle (Chair), Kreitzer, and Shoemaker, each of whom is an independent director for purpose of service on the audit committee and “financially literate” under the rules of the NYSE and SEC. Both Mr. Stecher and Mr. Boyle qualify as an “audit committee financial expert” as that term is defined by the SEC. The audit committee assists the Board in overseeing:
•our accounting and financial reporting processes;
•the integrity and audits of our consolidated financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications and independence of our independent registered public accounting firm;
•the performance of our independent registered public accounting firm and internal audit function;
•related party transactions pursuant to the Company’s Related Party Transaction Policy and Procedures; and
•the Company’s cybersecurity and information technology risks.
The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, reviewing the appointment of the internal auditor, approving professional services provided by the independent registered public accounting firm and the related audit and non-audit fees.
Compensation Committee
From January 1, 2025 until June 10, 2025, the compensation committee was composed of Messrs. Kreitzer (Chair), Shoemaker and Stecher, and from June 11, 2025 to December 31, 2025, the compensation committee was composed of Messrs. Kreitzer, Shoemaker (Chair) and Boyle, each of whom is an independent director under the rules of the NYSE and SEC. The compensation committee is responsible for:
•evaluating the performance of and compensation of our chief executive officer;
•reviewing our compensation philosophy and incentive programs, including to ensure they reflect our risk management philosophies, policies and processes;
•reviewing and approving the compensation and benefits of our executive officers and members of our Board; and
•establishing and administering our Incentive Plan, as well as any other compensation, stock option, stock purchase, incentive or other benefit plans.

The compensation committee is primarily responsible for establishing and implementing our compensation program and policies. To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.
Nominating and Corporate Governance Committee
From January 1, 2025 until June 10, 2025, the nominating and corporate governance committee was composed of Messrs. Kreitzer and Shoemaker (Chair) and Ms. Curran, and from June 11, 2025 to December 31, 2025, the nominating and corporate governance committee was composed of Messrs. Kreitzer (Chair), Shoemaker and Boyle, each of whom is an independent director under the rules of the NYSE. The nominating and corporate governance committee is responsible for:
•seeking, considering and recommending to the full Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;
•periodically preparing and submitting to the Board for adoption the committee’s selection criteria for director nominees;
•reviewing and interviewing qualified candidates to serve on the Board;
•reviewing and making recommendations on matters involving general operation of the Board and our corporate governance;
•recommending to the Board nominees for each committee of the Board;
•overseeing succession planning for our executive management;
•annually facilitating the assessment of the Board’s performance as a whole and of the individual directors and reports thereon to the Board; and
•overseeing the Company’s environmental, social and governance initiatives.
The nominating and corporate governance committee operates under a written charter adopted by the nominating and corporate governance committee and approved by the Board. The charter is available in the “Investors” section of our website (www.innovativeindustrialproperties.com).
Stockholder Engagement
We recognize that regular engagement with our stockholders is essential to understanding their priorities and ensuring best practices are maintained across our business. Through an open and ongoing dialogue with stockholders, we ensure that diverse perspectives are considered in our decision-making process.
In 2025, we undertook significant stockholder outreach efforts specifically focused on executive compensation. We engaged in proactive and extensive outreach with our stockholders, including reaching out to stockholders representing approximately 58% of our total shares of common stock outstanding, and, for those interested in speaking to us, we held calls with stockholders representing 17% of the total shares outstanding.
During our conversations with stockholders, we discussed various topics, including executive compensation and Board composition and structure. In addition to internal management engaging with stockholders, our Board, including Mr. Stecher, a member of the compensation committee until his retirement from the Board in June 2025, participated in specific calls, which provided stockholders with direct access to the Board. We report the details of our communications with stockholders to our nominating and corporate governance committee, compensation committee, and Board, as applicable. This dialogue allows our directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board considers stockholder feedback and endeavors to address matters discussed in the best interests of our company and our stockholders.
Please refer to page 32 (Previous Year’s Say-on-Pay Votes) for changes that were made in response to our engagement with stockholders.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board has appointed BDO USA, P.C. to serve as our independent registered public accounting firm for the year ending December 31, 2026, and our Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. BDO USA, P.C. has audited our financial statements since our inception in 2016. Representatives of BDO USA, P.C. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Audit and Non-Audit Fees. The aggregate fees billed to us by BDO USA, P.C., our independent registered public accounting firm, for the indicated services for the years ended December 31, 2025 and 2024 were as follows (dollars in thousands):

	2025	2024
Audit Fees(1)	$822	$864
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$822	$864
_________________________
(1)Audit fees consist of fees for professional services performed by BDO USA, P.C. for the audits of our annual financial statements, reviews of our interim financial statements, services that are normally provided in connection with statutory and regulatory filings or engagements and professional services rendered for the audit of the effectiveness of internal control over financial reporting. For the years ended December 31, 2025 and 2024, audit fees also include fees for professional services performed by BDO USA, P.C. in connection with issuances of comfort letters of approximately $153,000 and $200,300, respectively.
Our audit committee has established a policy that requires all audit and permissible non-audit services provided by our independent registered public accounting firm be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit related services, tax services and other services. Our audit committee considers whether the provision of non-audit services is compatible with maintaining the independence of the registered public accounting firm and determined that it is consistent with such independence.
Stockholder ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the appointment of BDO USA, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm and may decide to retain the firm, even in the absence of stockholder ratification. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company.
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm. Abstentions, if any, will not be treated as votes cast and as a result, will have no effect on the outcome of the vote for this proposal. Broker non-votes, if any, will not be treated as votes cast and, as a result, will have no effect on the outcome of the vote for this proposal.
Recommendation of the Board
Our Board recommends that stockholders vote FOR the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

Audit Committee Report
The audit committee of the Board oversees the Company’s financial accounting and reporting processes and the integrated audit of the consolidated financial statements of the Company. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The Board has adopted a written charter for the audit committee, a copy of which is available in the “Investors” section of our website (www.innovativeindustrialproperties.com).
In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited consolidated financial statements in the annual report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
The Company’s independent registered public accounting firm, BDO USA, P.C., is responsible for expressing an opinion on the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. BDO USA, P.C. met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with and provided the committee written communication regarding other matters as required under the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including those matters required under Auditing Standard No. 1301 (Communications with Audit Committees). In addition, BDO USA, P.C. discussed the auditors’ independence from the Company and the Company’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the PCAOB regarding the auditors’ communications with the audit committee concerning independence.
The committee discussed with BDO USA, P.C. the overall scope and plan of its integrated audit. The committee meets with BDO USA, P.C., with and without management present, to discuss the results of its integrated audit and reviews, its evaluations of internal controls, and the overall quality of financial reporting. The audit committee performed and discussed evaluations of BDO USA, P.C., the Company’s internal auditor and the Company’s chief financial officer.
In reliance on the reviews and discussions referred to above, the committee has recommended that the audited consolidated financial statements be included in the annual report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.
This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.

David Boyle, Chair Scott Shoemaker Gary Kreitzer
Date of report: April 17, 2026

PROPOSAL 3
ADOPTION OF THE INNOVATIVE INDUSTRIAL PROPERTIES, INC. 2026 OMNIBUS INCENTIVE PLAN
Introduction
On April 20, 2026, upon recommendation of the compensation committee, our Board adopted, subject to stockholder approval, the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan (the “2026 Incentive Plan”). We are asking our stockholders to approve the 2026 Incentive Plan. The 2026 Incentive Plan will become effective if and when it is approved by our stockholders and will replace the Innovative Industrial Properties, Inc. 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”), which was originally approved by the Board, almost 10 years ago, at the time of our initial public offering. The 2016 Incentive Plan is the only active equity-based incentive plan maintained by the Company under which we can currently grant equity awards. A copy of the 2026 Incentive Plan is attached as Appendix B to this Proxy Statement and incorporated herein by reference.
The 2026 Incentive Plan will allow for the granting of equity and cash incentive awards, including the issuance of up to 1,250,000 shares for the compensation committee to grant in the form of equity awards to our officers, employees, independent directors and other eligible award recipients. We believe that equity awards are a critical part of the compensation package offered to new and existing employees and are an important tool in our ability to attract and retain talented personnel and to align the interests of our executives and our stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases. This alignment of interests is demonstrated by 50% of the total compensation of our chief executive officer and 51% of our other named executive officers’ total compensation consisting of restricted stock awards or restricted stock units as long-term equity compensation, which vest in three equal annual installments, subject to the executive’s continued employment on each vesting date. Accordingly, we are seeking stockholder approval of the 2026 Incentive Plan. If the 2026 Incentive Plan is not approved by our stockholders, the 2016 Incentive Plan will continue in effect until it expires or is terminated, and we may continue to grant awards thereunder in accordance with its terms until its expiration in December 2026.
If stockholders approve the 2026 Incentive Plan, it will replace the currently effective 2016 Incentive Plan, which will terminate on the date of stockholder approval. This means that no new awards will be granted under the 2016 Incentive Plan after its termination; however, it will continue to govern outstanding awards until they are vested, exercised, or forfeited according to their terms. As of April 10, 2026, 163,556 shares remained available for future awards under the 2016 Incentive Plan. If the 2026 Incentive Plan is approved, no further awards will be made under the 2016 Incentive Plan, which was scheduled to expire in December 2026. As of the effective date of the 2026 Incentive Plan, the 1,250,000 shares reserved for issuance under the 2026 Incentive Plan will be reduced by the number of shares granted under the 2016 Incentive Plan after April 10, 2026 and prior to the effective date of the 2026 Incentive Plan. If the 2026 Incentive Plan is not approved, the 2016 Incentive Plan will stay in effect until its expiration in December 2026, although there will be insufficient shares to make annual awards or grants to new hires in the coming years. In this event, the compensation committee would be required to revise its compensation philosophy and devise alternative programs to attract, retain, and compensate management employees, potentially relying more on cash-based long-term compensation methods, which could misalign with stockholder interests and impact cash management.
Approving the 2026 Incentive Plan will permit us to continue using equity awards to facilitate alignment of the interests of our employees and stockholders consistent with past practice and our established compensation philosophy. We believe that the 1,250,000 shares being requested under the 2026 Incentive Plan is a reasonable number that will not have a substantially dilutive effect on our stockholders—these shares, in combination with grants outstanding as of April 10, 2026, would result in potential fully diluted overhang of approximately 5.3%. We estimate the availability of 1,250,000 new shares under the 2026 Incentive Plan would enable us to grant awards at recent historical rates for at least the next five years. However, there can be no certainty as to the future use of shares under the 2026 Incentive Plan, if approved by stockholders, as the Company may grant a different mix of equity awards than in the past, and other factors such as the Company's stock price may affect the rate at which shares are utilized under the 2026 Incentive Plan. Based solely on the closing price of the Company’s common stock as reported on the NYSE on April 10, 2026, the maximum aggregate market value of the 1,250,000 shares of common stock proposed to be reserved under the 2026 Incentive Plan is approximately $63.8 million. Our compensation committee, its independent compensation consultant, and our Board determined the size of the share reserve under the 2026 Incentive Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and independent directors, and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. The shares of common stock to be issued by the Company under the 2026 Incentive Plan will be authorized but unissued shares of common stock.
The following table presents the potential “fully-diluted overhang” as of April 10, 2026, which illustrates the cumulative dilutive impact of our equity compensation programs if the 2026 Incentive Plan is approved by stockholders and all shares proposed to be reserved under the plan are fully utilized. The potential fully-diluted overhang as of April 10, 2026 is the quotient of (1) the sum of (a) the number of shares subject to equity awards outstanding, but not settled, and (b) the number of shares available to be granted, divided by (2) the sum of (a) the number of outstanding shares of common stock as of April 10, 2026, (b) the number of shares subject to equity awards outstanding, but not settled (excluding outstanding restricted shares, which are already included in common shares outstanding), and (c) the number of shares available to be granted. All of the awards reflected as outstanding in the overhang table below were granted under the 2016 Incentive Plan. If the 2026 Incentive Plan is approved by our stockholders, our approximate overhang as of April 10, 2026 would be 5.3% of fully-diluted shares outstanding, as calculated below:

	Number of Shares as of April 10, 2026	Potential Dilution
Maximum number of available shares to be awarded under the 2026 Incentive Plan(1)	1,250,000	4.1%
Number of time-based restricted stock units outstanding	341,030	1.1%
Number of time-based restricted shares outstanding	—	—%
Number of performance stock units (at target) outstanding	—	—%
Number of stock options outstanding	—	—%
Total Potential Dilution	1,591,030	5.3%

Outstanding shares of Common Stock as of April 10, 2026	28,573,470
Fully-diluted outstanding shares of Common Stock(2)	30,164,500
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(1)As of the effective date of the 2026 Incentive Plan, the 1,250,000 shares reserved for issuance under the 2026 Incentive Plan will be reduced by the number of shares granted under the 2016 Incentive Plan after April 10, 2026 and prior to the effective date of the 2026 Incentive Plan.
(2)Reflects the sum of (a) 28,573,470 outstanding shares of common stock (including 176,493 outstanding shares of restricted stock), (b) 341,030 outstanding restricted stock units, and (c) 1,250,000 maximum shares available to be awarded under the 2026 Incentive Plan.
The following table sets forth information regarding historical awards granted and earned for the 2023 through 2025 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years. Our three-year average burn rate is 0.4%.

Year	Total Shares Subject to Equity Incentive Awards(1)	Weighted Average Common Share Outstanding	Burn Rate (% of Weighted Average Common Shares Outstanding)
2025	145,359	28,377,227	0.5%
2024	119,298	28,530,650	0.4%
2023	107,049	28,255,797	0.4%
3 Year Average	123,902	28,387,891	0.4%
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(1)Includes restricted stock and restricted stock unit awards, which were the only awards granted or earned under the 2016 Incentive Plan during the periods presented. No other equity awards were granted in 2023 – 2025. In January 2021 and January 2022, we issued 70,795 and 102,641 “target” PSUs, respectively, to a select group of officers, which vest and are settled in shares of common stock based on the Company’s total stockholder return over a period commencing on the applicable grant dates and ending on December 31, 2023 and 2024 respectively. The PSUs granted in January 2021 and January 2022 were forfeited in their entirety on December 31, 2023 and 2024, respectively, pursuant to the terms of the agreements, as the PSUs failed to meet the performance threshold for vesting.
Summary of the 2026 Incentive Plan
The following description of certain features of the 2026 Incentive Plan is intended to be a summary only. This summary is qualified in its entirety by the full and complete text of the 2026 Incentive Plan. Any inconsistencies between this summary and the text of the 2026 Incentive Plan will be governed by the text of the 2026 Incentive Plan.
Plan Administration. The 2026 Incentive Plan is administered by our Board or our compensation committee or any other committee or subcommittee or one or more of our officers to whom authority has been delegated (collectively, the “Administrator”). The Administrator has full discretionary authority to administer the 2026 Incentive Plan, including but not limited to the authority to (1) interpret the provisions of the 2026 Incentive Plan or any agreement covering an award; (2) make, change and amend rules and regulations relating to the 2026 Incentive Plan; (3) correct any defect, supply any omission, or reconcile any inconsistency in the 2026 Incentive Plan, any award or any agreement covering an award in the manner and to the extent it deems desirable to carry the 2026 Incentive Plan or such award into effect; and (4) make all other determinations necessary or advisable for the administration of the 2026 Incentive Plan. All Administrator determinations will be made in the sole discretion of the Administrator and are final and binding on all interested parties.
Eligibility. The Administrator may designate any of the following as a participant from time to time, to the extent of the Administrator’s authority: any officer or other employee; any individual that we or an affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the us or our affiliates; or any director, including a non-employee director. Approximately 26 individuals currently meet the eligibility requirements to participate in the 2026 Incentive Plan, which includes three executive officers, 20 employees who are not executive officers, and three independent directors.
Clawback Policy. Any awards granted under the 2026 Incentive Plan, and any shares of common stock issued or cash paid under an award, will be subject to any recoupment or clawback policy that we adopt, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to us.
Term of Plan. Unless earlier terminated by our Board, the 2026 Incentive Plan will terminate on, and no further awards may be granted, after the 10th anniversary of its effective date.
Award Types. The 2026 Incentive Plan permits us to make grants of restricted stock awards, restricted stock units, performance share awards, performance units, shares, stock options, stock appreciation rights, cash incentive awards, dividend equivalent units, or any other type of award permitted under the 2026 Incentive Plan. The Administrator may grant any type of award to any participant it selects, but only our employees or our subsidiaries' employees may receive grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“the Code”).
•Performance shares and stock awards
◦Performance shares give the participant the right to receive shares of common stock to the extent performance goals are achieved. Performance units give the participant the right to receive cash or shares of common stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.
◦Restricted stock means shares of common stock that are subject to a risk of forfeiture or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals or upon the completion of a period of service. A restricted stock unit grants the participant the right to receive a share of common stock or a cash payment the value of which is equal to the fair market value of one share of common stock.
◦We will determine all terms and conditions of the awards of shares, restricted stock, restricted stock units, performance shares or performance units, including but not limited to (a) the number of shares or units to which the award relates, (b) whether performance goals must be achieved for the participant to realize any portion of the benefit provided under the award, (c) the length of the vesting or performance period and, if different, the date that payment of the benefit will be made, (d) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock, (e) with respect to restricted stock units and performance units, whether the awards will settle in cash, in shares of common stock (including restricted stock), or in a combination of the two, (f) the extent to which dividends relating to an award of restricted stock will be paid currently or accrued and paid upon vesting or deemed reinvested in additional shares of restricted stock (or treated otherwise); and (g) whether dividend equivalent units will be granted in connection with an award of restricted stock units, and if so, whether payment of such dividend equivalent units will be made concurrently with dividend payments or credited to an account for the participant and deferred until a stated time; provided that, notwithstanding anything to the contrary herein, no dividends or dividend equivalents will be paid on performance shares or performance units prior to their becoming earned and vested.
•Cash incentive awards are the right to receive a cash payment to the extent one or more performance goals are achieved.
•Stock options may be granted, however, the exercise price per share of common stock may never be less than the fair market value of a share of common stock on the date of grant and the expiration date may not be later than 10 years after the date of grant. Stock options will be exercisable and vest at such times and be subject to such restrictions and conditions as are determined by us, including with respect to the manner of payment of the exercise price of such stock options. Incentive stock options may be subject to additional requirements.
•Stock appreciation rights (“SAR”) represent the right of a participant to receive cash in an amount, or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2026 Incentive Plan provides that we will determine all terms and conditions of each SAR, including, among other things: (a) the grant price, which may never be less than the fair market value of our common stock as determined on the date of grant, (b) the number of shares to which the SAR relates, (c) a term that must be no later than 10 years after the date of grant, and (d) whether the SAR will settle in cash, common stock or a combination of the two.
•A dividend equivalent unit gives the participant the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. We determine all terms and conditions of a dividend equivalent unit award, except that dividend equivalent units may not be granted in connection with a stock option or SAR, and dividend equivalent unit awards granted in connection with performance shares or performance units cannot provide for payment prior to the date such performance shares or performance units are earned and vested.
•We may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of non-employee director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right or as a bonus.
Transfer of Awards. Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a participant to (a) designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, (b) transfer an award to a former spouse as required by a domestic relations order incident to a divorce, or (c) transfer an award without receiving any consideration.
Share Reserve. The maximum number of shares authorized for issuance under the 2026 Incentive Plan is 1,250,000 shares of common stock, minus one share for every one share subject to an award granted under the 2016 Incentive Plan after April 10, 2026 and prior to the effective date of the 2026 Incentive Plan. All of the shares reserved may be issued pursuant to the exercise of incentive stock options. The aggregate number of shares reserved for issuance under the 2026 Incentive Plan will be increased by the number of any shares subject to awards granted under the 2016 Incentive Plan as of the effective date of the 2026 Incentive Plan that, after the effective date, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by us, applying the limitations on recrediting shares under the 2026 Incentive Plan as if such awards had been granted under the 2026 Incentive Plan.
The number of shares reserved for issuance under the 2026 Incentive Plan will be reduced on the date of the grant of any award by the maximum number of shares, if any, with respect to which such award is granted. However, an award that may be settled solely in cash will not deplete the 2026 Incentive Plan’s share reserve at the time the award is granted. To the extent (a) an award expires, terminates or is canceled without the issuance of shares or is settled in cash, (b) we determine that all or some portion of the shares with respect to which an award was granted will not be issuable because the conditions for issuance will not be satisfied, (c) shares are forfeited under an award, (d) shares are issued under any award and we reacquire them pursuant to our reserved rights upon the issuance of the shares, (e) shares are tendered or withheld to satisfy federal, state or local tax withholding obligations relating to an award other than an option or SAR, then those shares are added back to the reserve and may again be used for new awards under the 2026 Incentive Plan. However, shares added back to the reserve pursuant to clauses (d) or (e) in the preceding sentence may not be issued pursuant to incentive stock options. In no event will the following shares be recredited to the reserve: shares tendered in payment of or withheld to satisfy the exercise price of an option or as a result of the net settlement of an outstanding SAR (subject to compliance with applicable law); shares withheld to satisfy federal, state or local tax withholding obligations relating to an option or an SAR; and shares purchased by us (subject to compliance with applicable law) using proceeds from option exercises.
Change of Control Provisions. Upon a change of control (as defined in the 2026 Incentive Plan), in order to preserve a participant’s rights under an award, the Administrator in its discretion may, at the time an award is made or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period, or the deemed achievement of any performance goals, relating to the exercise or realization of the award; (b) provide for the purchase or cancellation of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable (or the cancellation of awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the award in such circumstances including, for the avoidance of doubt, in the case of options or SARs the exercise or grant price of which does not exceed the per share consideration being realized upon the closing of the change of control); (c) adjust the terms of the award in the manner determined by the Administrator to reflect the change of control; (d) cause the award to be assumed, or new right substituted therefor, by another entity; or (e) make such other provision as the Administrator may consider equitable and in the best interests of our company.
Adjustments for Stock Dividends, Stock Splits, Etc. If (1) we are involved in a merger or other transaction in which our common stock is changed or exchanged; (2) we subdivide or combine our common stock or we declare a dividend payable in our common stock, other securities or other property; (3) we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of common stock at the time the dividend is declared, or we effect any other dividend or other distribution on our common stock in the form of cash, or a repurchase of shares of common stock, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our common stock; or (4) any other event occurs, which, in the judgment of the Board or Administrator necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2026 Incentive Plan, then the Administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2026 Incentive Plan and subject to certain provisions of the Code, adjust the number and type of shares of common stock subject to the 2026 Incentive Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.
In any such case, the Administrator may also (or in lieu of the foregoing) provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. The Administrator may, in connection with any merger, consolidation, acquisition of property or stock or reorganization, and without affecting the number of shares of common stock otherwise reserved or available under the 2026 Incentive Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.
Tax Withholding. Participants in the 2026 Incentive Plan are responsible for the payment of any federal, state, and local taxes that we are required by law to withhold upon the vesting of awards. The Administrator may require awards to be subject to mandatory share withholding up to the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting.
Amendments and Termination of the 2026 Incentive Plan. Our Board or the Administrator may amend, alter, suspend, discontinue or terminate the 2026 Incentive Plan at any time, subject to the following limitations:
•Our Board must approve any amendment to the 2026 Incentive Plan if we determine such approval is required by prior action of our Board, applicable corporate law, or any other applicable law;
•Stockholders must approve any amendment to the 2026 Incentive Plan, which may include an amendment to materially increase the number of shares reserved under the 2026 Incentive Plan, if we determine that such approval is required by Section 16 of the Exchange Act, the Internal Revenue Code of 1986, as amended, the listing requirements of any principal securities exchange or market on which the shares are then traded, or any other applicable law; and
•Stockholders must approve any amendment to the 2026 Incentive Plan that would diminish the protections afforded by the participant award limits or repricing and backdating prohibitions.
Amendment, Modification, Cancellation and Disgorgement of Awards. Subject to the requirements of the 2026 Incentive Plan, the Administrator may modify, amend or cancel any award, or waive any restrictions or conditions applicable to any award or the exercise of the award. However, any modification or amendment that materially diminishes the rights of the participant, or the cancellation of an award, will be effective only if agreed to by the participant or any other person that may then have an interest in such award.
We do not need to obtain participant (or other interested party) consent for any such action (a) that is permitted pursuant to the adjustment provisions of the 2026 Incentive Plan; (b) to the extent we deem the action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded; (c) to the extent we deem the action necessary to preserve favorable accounting or tax treatment of any award for us; or (d) to the extent we determine that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person as may then have an interest in the award.
The Administrator can cause a participant to forfeit any award, and require the participant to disgorge any gains attributable to the award, if the participant engages in any action constituting, as determined by the Administrator in its discretion, cause for termination, or a breach of a material company policy, any award agreement or any other agreement between the participant and us or one of our affiliates concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.
Any awards granted under the 2026 Incentive Plan, and any shares of common stock issued or cash paid under an award, will be subject to any recoupment or clawback policy that we adopt, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to us.
Repricing and Backdating Prohibited. Except for the adjustments provided for in the 2026 Incentive Plan, neither the Administrator nor any other person may amend the terms of outstanding stock options or SARs to reduce their exercise or grant price, cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price that is less than the exercise or grant price of the awards being cancelled, or cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share in exchange for cash or other securities. In addition, we may not grant a stock option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such award.
Non-Employee Directors. Non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our 2026 Incentive Plan. Subject to the 2026 Incentive Plan’s adjustment provisions, the maximum number of shares that may be granted during any fiscal year to any individual non-employee director for services as a non-employee director will not exceed the number of shares that has a grant date fair value of, when added to any cash compensation received by the non-employee director for such services, $900,000. However, for any fiscal year in which a non-employee director (1) serves on a special committee of the Board or (2) serves as lead director or non-executive chair or vice chair of the Board, additional compensation may be provided to such non-employee director in excess of such limit to the extent such additional compensation is approved by directors other than such non-employee director.
Tax Aspects Under the Code
The following summarizes certain federal income tax consequences relating to the 2026 Incentive Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2026 Incentive Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.
Stock Options. The grant of a stock option under the 2026 Incentive Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).
In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights. The grant of a stock appreciation right under the 2026 Incentive Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).
Restricted Stock. Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2026 Incentive Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time.
We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.
A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.
Restricted Stock Units. A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2026 Incentive Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares). If dividend equivalent units are granted in connection with a restricted stock unit award, the participant will recognize ordinary income equal to the value of dividend equivalents paid during the restriction period, and we will generally be entitled to a corresponding deduction in the same amount and at the same time, consistent with the tax treatment described below under “Dividends and Dividend Equivalent Units.”
Performance Shares. The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Units. The grant of a performance share unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash received, and we will be entitled to a corresponding deduction in the same amount and at the same time.
Dividends and Dividend Equivalent Units. A participant who is paid a dividend or dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Cash Incentive Awards. A participant who receives a payment under a cash incentive award will recognize ordinary income equal to the value of cash received, and we will be entitled to a corresponding deduction in the same amount and at the same time.
Section 162(m) Limit on Deductibility of Compensation. Section 162(m) of the internal Revenue Code generally limits the deduction we can take for compensation we pay to any “covered employee” to $1,000,000 per year per individual.
Code Section 409A. We do not guarantee to any participant or any other person with an interest in an award that (1) any award intended to be exempt from Code Section 409A shall be so exempt, (2) any award intended to comply with Code Section 409A or Code Section 422 shall so comply, (3) any award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will our company or any of our affiliates indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.
Parachute Payments. Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.
New Plan Benefits
The Company has not approved any awards that are conditioned upon stockholder approval of the 2026 Incentive Plan. Awards under the 2026 Incentive Plan will be determined by the Administrator in its discretion. It is, therefore, not possible to predict the awards that will be made to particular officers in the future under the 2026 Incentive Plan and no information is provided concerning the benefits to be delivered under the 2026 Incentive Plan to any individual or group of individuals.
The Company intends to file with the SEC a registration statement on Form S-8 covering the shares reserved for issuance under the 2026 Incentive Plan after the effective date of the plan.
Required Vote
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote for this proposal.
Recommendation of the Board
Our Board recommends that stockholders vote for the approval of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan. Proxies solicited by the Board will be voted “FOR” approval of the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan unless the stockholder has specified otherwise.

PROPOSAL 4
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow. Our Board determined in 2020 that we would hold advisory votes on executive compensation on an annual basis until the next required non-binding advisory vote on the frequency of such votes on executive compensation, which is occurring at our 2026 Annual Meeting. Our Board will determine the frequency of future advisory votes on executive compensation following our 2026 Annual Meeting taking into account the results of the advisory vote on the frequency of future advisory votes on executive compensation.
In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that focus on the achievement of both short-term and long-term financial and operational metrics. Our compensation mix rewards the continued performance of the Company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. As we describe in further detail in the Compensation Discussion and Analysis, we believe that the experience, abilities, and commitment of our executive officers are unique in the business of investing in real estate and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executive officers’ long-term interest with the interests of our stockholders. During 2025, we adopted stock ownership guidelines for our executive officers to demonstrate this commitment to our stockholders. Under these guidelines, the executive chairman and CEO are required to hold stock valued at no less than six times their base salary and direct reports to the CEO are required to hold stock valued at no less than three times their base salary, subject to discretionary hardship-based exceptions which may be granted by the compensation committee.
The extensive experience and commitment of our named executive officers (two out of the three named executive officers have been with the Company since our first year of operations; Mr. Smith joined the Company in 2023, and also brings decades of experience with public and private REITs, including companies focused on real estate for the regulated cannabis industry) provide the Company with unique skill sets in the business of acquiring, leasing and managing highly specialized, mission-critical real estate for regulated cannabis operations. This team combines decades of proven institutional REIT management with an in depth understanding of the regulatory and operational nuances of the regulated cannabis industry, which we believe have been critical to our past achievements and remain critical to the continued execution of our Company’s long-term strategy.
In connection with reviewing our compensation program and the 2025 compensation paid to our named executive officers, it is important to consider the Company’s financial results achieved during 2025 in the backdrop of a continued challenging macroeconomic environment, especially as it pertained to the regulated cannabis industry. From the Company’s initial public offering through December 31, 2025, our Company achieved a total stockholder return of 301%, significantly outperforming the MSCI US REIT Index’s and S&P 500’s total stockholder returns during the same time period of 68% and 262%, respectively. These performance results are discussed in detail in the “Executive Compensation” section of this proxy statement.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote for this proposal.
Recommendation of the Board
Our Board recommends that stockholders vote for the approval on a non-binding, advisory basis, of the compensation of our named executive officers.

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules. This advisory vote on the frequency of the say-on-pay vote (commonly known as “say-on-pay frequency”) is an advisory, non-binding vote as to how often the vote should occur: every year, two years or three years.

Our Board has determined that a say-on-pay vote every year is the best approach for the Company. The Board believes that an annual advisory vote on the Company's executive compensation will allow stockholders to provide the Company with their direct input on the Company's executive compensation practices as disclosed in the proxy statement every year.
Stockholders may cast their votes on the preferred frequency of the advisory vote on the compensation of the Company's named executive officers by choosing the option of one year, two years, three years or abstaining from voting when voting on this proposal. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the Company's executive compensation that has been recommended by the stockholders. The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on the compensation of our named executive officers in the future. However, because this vote is advisory and not binding on the Company, the Board or the compensation committee, the Board or compensation committee may decide that it is in the best interests of the Company and its stockholders to select a frequency of advisory vote on the Company's executive compensation that differs from the option that receives the highest number of votes from stockholders. Stockholders are not being asked to approve or disapprove the recommendation of the Board. We anticipate that the next vote on the frequency of advisory votes on the compensation of our named executive officers will occur at the 2032 annual meeting of stockholders.
Recommendation of the Board
Our Board recommends that stockholders vote for the option of "ONE YEAR" as the frequency of the future advisory votes on executive compensation.

EXECUTIVE OFFICERS
Our executive officers as of April 10, 2026 are as follows:

Name	Position
Alan Gold	Executive Chairman
Paul Smithers	President and Chief Executive Officer
David Smith	Chief Financial Officer and Treasurer
Biographical information for Mr. Smith is set forth below. Biographical information with respect to Mr. Gold and Mr. Smithers is set forth above under “Election of Directors — Information Regarding Nominees.”

David Smith
EXPERIENCE

David Smith, age 45, has served as our chief financial officer and treasurer since March 2023. Until March 2023, Mr. Smith served as executive vice president and chief financial officer of Aventine Property Group, Inc. (“Aventine”), a privately-held REIT focused on the regulated cannabis industry, since Aventine’s spin-off from Treehouse Real Estate Investment Trust, Inc. (“Treehouse”) in January 2021. Mr. Smith held the same roles at Treehouse, a privately-held REIT focused on the regulated cannabis industry, from October 2019 through December 2020. Prior to Treehouse, Mr. Smith served as the executive vice president and chief financial officer of New Senior Investment Group Inc. (NYSE: SNR) (“New Senior”) from January 2019 to September 2019. Mr. Smith joined New Senior from its financial sponsor, Fortress Investment Group, where he was in the Private Equity Group as managing director from September 2016 and vice president from September 2014 to September 2016, leading New Senior’s capital markets and investor relations activities. Prior to Fortress, Mr. Smith served as a managing director, capital markets & investor relations at Aviv REIT, Inc. (NYSE: AVIV) from April 2012 to August 2014. Prior to Aviv REIT, Mr. Smith held various finance, capital markets, and investor relations roles at Ventas (NYSE: VTR) from November 2006 to March 2012. He began his career in the real estate investment banking group at A.G. Edwards. Mr. Smith received a Bachelor of Science degree with honors in Finance from the University of Wisconsin-La Crosse.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program, including determinations regarding the compensation of our named executive officers for 2025. The following table identifies our named executive officers and their positions in 2025:

Name	Position
Alan Gold	Executive Chairman
Paul Smithers	President and Chief Executive Officer
David Smith	Chief Financial Officer and Treasurer
_________________________
2025 Business Performance Overview
2025 was a year defined by disciplined execution, prudent capital stewardship, and strategic positioning to drive long-term stockholder value.
Highlights for 2025 include the following:
•Consistent Revenue and Bottom-Line Performance: Although we experienced tenant defaults for approximately 13% of our portfolio (based on Company's annualized contractual rent due as of December 31, 2025), our existing property portfolio performance resulted in total revenues of $266.0 million, total net income attributable to common stockholders of $114.4 million and adjusted funds from operations (“AFFO”) of $205.4 million, reflecting the durability of our platform and the strength of our operating model. Our change in total revenues and AFFO over the past five years is depicted in the charts below (in millions):

Five Year Total Revenue and AFFO Change(1)(2)

_________________________
(1)“CAGR” represents compound annualized growth rate for the relevant metric.
(2)AFFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO is included in Appendix A of this proxy statement.
•Declared Dividends to Common Stockholders: During 2025, we declared dividends to our common stockholders totaling $7.60 per share. Since our inception, we have paid over $1.1 billion in common stock dividends, demonstrating our ongoing commitment of sharing cash flows with our stockholders. The growth in common stock dividends declared over the past eight years is depicted on the chart below:

DIVIDEND PER SHARE HISTORY(2)

Annual Dividend CAGR(1) 2017 - 2025: 39%

_________________________
(1)“CAGR” represents compound annualized growth rate for the relevant metric.
(2)Includes common stock dividends declared during the applicable year.
•Balance Sheet Highlights: We continue to maintain what we believe is an industry-leading balance sheet supported by over $2 billion of unencumbered real estate and a conservative capital structure. We further strengthened our liquidity by raising $100 million under a new revolving credit facility and issuing $24 million of preferred stock through our ATM program, reinforcing our commitment to maintaining balance sheet strength and financial flexibility, as highlighted below:

BALANCE SHEET HIGHLIGHTS(1)

IIP Is One of the Lowest Leveraged Public REITs

14% Debt to Total Gross Assets	10.4x Debt Service Coverage Ratio(2)	Total Liquidity of $105 million(3)	New revolving credit facility increasing total commitment to $187.5 million in 2025
_________________________
(1)As of December 31, 2025, unless otherwise noted.
(2)Calculated in accordance with the indenture governing the Company’s 5.50% Unsecured Senior Notes due 2026.
(3)Consisting of cash and cash equivalents and short-term investments (each as reported on our consolidated balance sheet as of December 31, 2025) and availability under our revolving credit facility as of December 31, 2025.
•Diversification of our Real Estate Portfolio and Investments: During 2025, we deployed capital by committing $275 million in a strategic and accretive manner across our real estate portfolio and through our investment in IQHQ, a premier life science real estate platform with over $5 billion in total assets. Our expansion into life science real estate reflects a deliberate strategy to complement our established leadership in the regulated cannabis real estate sector with exposure to an industry characterized by compelling long-term secular growth drivers. We believe this diversification enhances the resilience and long-term growth potential of our platform, as highlighted below:
_________________________
Note: As of December 31, 2025.
(1)Based on annualized base rent and income from loans and securities.
(2)Dollars in billions. Based on total invested capital.
(3)$150 million of which was invested as of December 31, 2025.
•We continued executing on a strategic initiative designed to enhance long-term financial performance by repositioning a substantial portion of our tenant base toward more financially viable, long-term operators. Where appropriate, we are actively enforcing our contractual rights under our leases, including pursuing eviction proceedings and working through receiverships to regain control of the properties. In 2025, these efforts resulted in 339,000 square feet of new leasing activity across four properties, representing meaningful progress in strengthening the quality and durability of our cash flows, as highlighted below:

				Rentable Square Feet
Tenant	State	Execution	# of Leases	#	% of Total Portfolio
Non-Cannabis Tenant	California	Jan-25	1	6,000	0%
Berry Green	Michigan	Apr-25	1	205,000	2%
North Palm Springs CA (Undisclosed Tenant)	California	Nov-25	1	70,000	1%
Perpetual Brands	Massachusetts	Nov-25	1	58,000	1%
			4	339,000	4%

_________________________
(1)As a % of annualized base rent.

2025 Compensation Elements
We believe that the compensation of our executive officers aligns their interests with those of the stockholders in a way that encourages prudent decision-making, links compensation to our overall performance, provides a competitive level of total compensation necessary to attract and retain talented and experienced executive officers and motivates the executive officers to contribute to our success. In addition to base salary and cash incentive awards, all of our executive officers are eligible to receive equity-based compensation under the Incentive Plan.

Compensation Component	Description and Objectives	Calendar Year 2025

Base Salary	Fixed compensation necessary to attract and retain executive talent set based on individual’s role with the organization, experience, performance, and potential, including unique skill sets applicable to cannabis industry focus.
Based on the compensation committee’s assessment of the aforementioned factors, annual base salaries were increased by approximately 5% in part based on the individual experience, skills, and expected contributions during the coming year and the executive's performance during the prior year.

Annual Cash Incentive Opportunity
Annual cash incentive awards that reward corporate and individual performance. Our annual cash incentive plan ties 50% of each executive's bonus opportunity to pre-established formulaic financial and strategic objectives and the remaining 50% to each executive’s individual performance.

Based on the compensation committee’s assessment of performance versus the 2025 corporate goals established by the compensation committee at the beginning of 2025, as well as individual performance, the compensation committee awarded annual cash incentives as shown in the Summary Compensation Table for 2025 at 78% of target.

Long-Term Equity Incentive Compensation	Equity awards that align the interests of executives with those of stockholders and promote the retention of key talent through multi-year vesting.
In 2025 and since 2023, the compensation committee granted restricted stock or RSUs that vest in three equal annual installments, subject to the executive’s continued employment on each vesting date. The Company continues to evaluate various long-term incentive plan designs. However, in light of the challenges in the cannabis industry, the Company did not change its plan during 2025.

The charts below illustrate the mix between compensation elements provided to our named executive officers in 2025:
—78% of our chief executive officer’s and, on average, 80% of our other named executive officers’ total target direct compensation was variable (or “at-risk”). “At-risk” pay is determined based on the achievement of corporate and individual performance objectives under the annual cash incentive plan or stock price performance, comprising time-vesting equity awards vesting over three-year periods and annual cash incentives.
—47% of our chief executive officer’s and, on average, 48% of our other named executive officers’ total target direct compensation (restricted stock/RSUs), on average, was tied directly to stock price performance.
The amounts shown above reflect total direct compensation for 2025, calculated as the sum of 2025 annual base salaries, target annual cash incentives for the 2025 performance year, and the grant-date fair-values of the long-term equity incentive awards granted in February 2025. The actual annual cash incentive earned for 2025 depended on the assessment of executive performance by the compensation committee and the actual value realized from the long-term equity incentive awards will depend directly on the performance of the Company’s share price over the service period during which the long-term equity awards vest.
Previous Years’ Say-on-Pay Votes
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. We conducted our first advisory say-on-pay vote in 2020. In the four years from 2020 to 2023, our stockholders expressed substantial support for the compensation of our named executive officers, where we received (on average) more than 93% of votes cast “FOR” our executive compensation program. In 2024 and 2025, 73% and 74%, respectively, of the votes cast were in support of our executive compensation program. We believe our compensation program, as described below, reflects a strong alignment with the Company’s performance, however stockholders noted concerns about annual cash incentive programs being 100% discretionary prior to 2024. Therefore, in response to stockholder feedback and in an effort to improve pay-for-performance alignment, beginning in 2024 we established an annual cash incentive plan that was tied 50% to pre-established formulaic financial and strategic objectives and the remaining 50% to each executive’s individual performance. In 2025, the Company added stock ownership guidelines for its executive officers. Also, in 2025, we defined specific individual performance objectives for each executive to further support our disclosures and improve pay-for-performance alignment. We also continue to explore ways to make our long-term incentive program more performance-based, each as described under the heading “Overview of Executive Compensation Program Changes for 2026 and Future Considerations.”

Compensation Process
Roles of the Compensation Committee, Consultants and Management
The Board established the compensation committee to carry out the Board’s responsibilities to administer our compensation programs. The compensation committee has the final decision-making authority for the compensation of our executive officers. The compensation committee operates under a written charter adopted by the compensation committee and approved by the Board. The charter is available in the “Investors” section of our website (www.innovativeindustrialproperties.com). Information that is presented or hyperlinked on our website is not incorporated by reference into this proxy statement.
Our compensation committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees.
The compensation committee may retain any independent counsel, compensation consultant or other experts or advisors that it believes to be desirable and appropriate. The compensation committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The compensation committee undertakes an independent assessment prior to retaining or otherwise selecting any independent counsel, compensation consultant, search firm, expert or other advisor that will provide advice to it, taking such factors into account and as otherwise may be required by the NYSE from time to time. On at least an annual basis, the compensation committee evaluates whether any work by any compensation consultant it has engaged raised any conflict of interest.
The compensation committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent executive compensation consultant to provide data on market practices and advice on program design in support of our 2026 Incentive Plan. When requested, one or more representatives of FW Cook attend meetings of our compensation committee. In connection with the engagement of FW Cook to provide advice on these executive compensation program matters, the compensation committee evaluated the independence of FW Cook in light of the rules regarding compensation committee advisor independence mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The compensation committee reviewed factors, facts and circumstances regarding compensation consultant independence, including a letter from FW Cook addressing FW Cook’s and their consulting team’s independent status with respect to the following factors: (1) other services provided to us by FW Cook; (2) fees we pay to FW Cook as a percentage of their total revenues; (3) FW Cook’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship between FW Cook or members of their consulting team that serves the compensation committee and a member of the compensation committee; (5) any shares of our stock owned by FW Cook or members of their consulting team that serves the compensation committee; and (6) any business or personal relationships between our executive officers and FW Cook or members of their consulting team that serves the compensation committee. After discussing these factors, facts and circumstances, the compensation committee affirmed the independent status of FW Cook and concluded that there are no conflicts of interest with respect to FW Cook.
Our executive chairman and chief executive officer typically attend compensation committee meetings, except for executive sessions (unless specifically requested by the compensation committee to be present). Each of our executive chairman and chief executive officer may provide recommendations with respect to compensation for the executive officers. The compensation committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.
Regulated Cannabis Industry Considerations
The experience and commitment of our named executive officers (two out of the three named executive officers had been with the Company since our first year of operations; Mr. Smith joined the Company in 2023, and brings decades of experience with public and private REITs, including companies focused on real estate for the regulated cannabis industry) provide the Company with unique skill sets in the business of acquiring, owning, leasing and managing highly specialized, mission-critical real estate for regulated cannabis operations. This team combines decades of proven institutional REIT management with an in depth understanding of the regulatory and operational nuances of the regulated cannabis industry, which we believe have been critical to our past achievements and remain critical to the continued execution on our Company’s long-term strategy.
The regulated cannabis industry is subject to risks and uncertainties that are highly unique in comparison to traditional industries, which also impact our Company and our management team. In particular, notwithstanding the proliferation of state-level medical-use and adult-use cannabis programs across the United States, cannabis remains a Schedule I controlled substance under the Controlled Substances Act of 1970, meaning that the manufacture, distribution and dispensing of cannabis remains illegal under U.S. federal law. This regulatory uncertainty at the federal level has represented and continues to represent a significant risk to the Company and each member of the management team individually, which are generally not risks faced by management teams at other publicly-traded REITs. These risks include, but are not limited to, the potential for strict enforcement of existing federal law (which could encompass actions including, without limitation, asset forfeitures and criminal prosecution), onerous federal taxation on cannabis-related operations, very limited access to federal courts generally and for bankruptcy situations specifically, and the significant uncertainty regarding how the future federal regulatory landscape will evolve. In addition, this regulatory uncertainty has created operational challenges from time to time, many of which continue to exist, including limited access to banking services and financing options for us and our tenants, and limited access to service providers across a number of disciplines that are important for our Company’s and our tenants’ businesses.
Furthermore, the development of the regulated cannabis industry has not been at all uniform on a state-by-state basis, as programs vary significantly in their rules and licensing structures, in addition to the overlay of local jurisdictions’ own rules and requirements. This has resulted in a myriad of different programs with different results across states, requiring in-depth analysis of the development of these markets and new programs as they come online. We rely significantly on the regulatory and operational experience and long-term commitment of our executive team to continue to evaluate these markets and make well-informed investment decisions, in a highly fragmented, high growth and rapidly evolving industry.
For a more detailed discussion of these risks and other unique risks and considerations faced by our Company and management team with our focus on the regulated cannabis industry, see Item 1, Business, and Item 1A., Risk Factors, in our annual report on Form 10-K for year ended December 31, 2025, which was filed with the SEC on February 24, 2026.
For these reasons, among others, the compensation committee determined that formal benchmarking to a comparative “peer group” provides limited value. Although publicly-traded REITs of similar size to our Company exist, their businesses are fundamentally different, such that they are not direct competitors for executive talent. Our Company is the only publicly-traded equity REIT focused on the regulated cannabis industry and traded on a primary exchange in the United States, serving a highly unique industry subject to ongoing federal regulatory uncertainties and a rapidly evolving business environment. Notwithstanding the foregoing, our compensation committee intends to continue to evaluate the usefulness and potential adoption of a peer group in the future, as a part of its periodic evaluation of our executive compensation program overall.
Compensation Components in Detail
Our compensation program consists of three elements:
Base Salary
Adjustments to base salary for our named executive officers are determined by the compensation committee in its discretion and are based upon a review of a variety of factors, including the following:
•individual and Company performance, measured against quantitative and qualitative goals, such as growth, financial performance and other matters;
•duties and responsibilities as well as the named executive officer’s experience, including with respect to specific experience and skills applicable to the regulated cannabis industry operations and regulations; and
•the types and amount of each element of compensation to be paid to the named executive officer.
In 2025, the compensation committee approved the changes to our named executive officers’ base salaries indicated below, effective as of January 1, 2025, based on the compensation committee’s assessment of the Company’s financial and operational performance, the individual experience, skills, and expected contributions during the coming year and its evaluation of each named executive officer’s individual performance during the prior year:

Executive	2025 Annual Base Salary	2024 Annual Base Salary	Percentage Change from 2024 to 2025
Alan Gold	$1,365,000	$1,300,000	5.0%
Paul Smithers	1,120,350	1,067,000	5.0%
David Smith	441,000	420,000	5.0%
The increases in annual base salaries from 2024 to 2025 for all executive officers related in part to adjustments for inflation in the U.S. economy during this time period. In addition, the increase in annual base salary for Mr. Gold was reflective of his accomplishments in setting the strategic direction and overseeing the implementation to diversify the

Company's portfolio, including fostering external partnerships that benefited the Company. The increase in annual base salary for Mr. Smithers from 2024 to 2025 reflected (1) his efforts leading the overall execution of the Company's investment activity and (2) overseeing the litigation strategy to maximize the value of our rights under our leases, in the context of a continued challenging macroeconomic environment for the cannabis industry. The increase in annual base salary for Mr. Smith from 2024 to 2025 related to his individual performance in guiding the Company’s finance, accounting and investor relations functions, including capital markets execution expanding liquidity and capital availability for the Company.
Annual Cash Incentive Awards
Our executive annual incentive program is intended to reward our executive officers for individual achievement in supporting the fulfillment of corporate objectives. Our goal is to have a significant portion of the executive officers’ compensation consist of annual cash incentives awarded based on the financial and operational performance of the Company.
Commencing in 2024, the compensation committee established an annual cash incentive plan that more formulaically focuses opportunities and payouts on the achievement of specific, pre-established financial and strategic performance objectives.
The compensation committee approved the following target annual incentives as percentages of base salary for our named executive officers for 2025.

Executive	2025 Target Annual Incentive (As a Percentage of Base Salary)
Alan Gold	175%
Paul Smithers	140%
David Smith	140%
As previously discussed, the compensation committee does not benchmark executive compensation opportunities to a “peer group,” because there are no other publicly-traded equity REITs in our unique industry. Therefore, the compensation committee determined these target opportunities by considering the significant risks that the regulatory uncertainty of the regulated cannabis industry at the federal level brings, which are generally not risks faced by management teams at other publicly-traded REITs.
Actual earned annual incentive amounts could be zero if performance is below threshold on all measures, or could range from 50% to 150% of each executive’s target amount. To determine earned amounts, the compensation committee evaluated the Company’s overall performance in 2025 based on the following metrics, which were established by the compensation committee at the beginning of 2025:
1)AFFO per Diluted Share (Weighted 16.7%)
The committee established the following AFFO per diluted share goals for 2025:

Threshold Achievement	$7.36
Target Achievement	$8.18
Maximum Achievement	$9.00
We believe that AFFO per diluted share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who evaluate and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we determined that AFFO per share is an appropriate performance metric, and that the most appropriate GAAP performance metric to which AFFO per share should be reconciled is net income available to common stockholders per share. Our AFFO per share target was set at 9% below our 2024 AFFO per share in light of the continued challenges facing the cannabis industry, including continued wholesale pricing pressures, lack of enforcement of the illicit market and a challenging tax structure for our tenants due to Internal Revenue Code Section 280E. In addition, we took possession of multiple properties from defaulted tenants in 2024 and 2025, which was expected to reduce our rental revenues and increase our operating expenses for 2025 until the properties could be leased to new tenants. We made assumptions about the amount of time each of these properties would be vacant, while factoring in the possibility that unexpected events could impact AFFO per share, resulting in the committee setting the AFFO per diluted share target at $8.18. Our actual AFFO per diluted share for 2025 was $7.24, which resulted in a payout of 0% of target for this component of the annual cash incentive plan as it was below the Threshold level set for AFFO, driven by additional tenant defaults in the first quarter of 2025 and longer than expected timeframe to regain possession of properties from defaulted tenants, which were not anticipated at the time the goals were established. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO is included in Appendix A of the proxy statement.
2)Investments (Weighted 16.7%)
The committee established the following investment goals for 2025:

Threshold Achievement	$50 million
Target Achievement	$75 million
Maximum Achievement	$100 million
For purposes of these guidelines, “investments” includes (a) new financing investments, acquisitions (purchase prices, excluding transaction costs) with the dollar amounts determined at the time of closings; (b) lease amendments or other commitments to provide additional funding for construction at projects that results in an increase in contractual rent due; and (c) loan investments, with the dollar amount for those transactions in sections (b) and (c) determined at the time of commitment.
We believe that expending capital for investments is important to our business strategy because it typically increases our overall earnings per share and assists in growing and diversifying our portfolio of investments. Our investment target of $75 million was set by the committee at the same goal as 2024. In setting this target, the committee considered our ability to raise capital and make investments that are accretive for our stockholders, reflective of the continued challenges facing the cannabis industry, the volatility of global markets, and continued high interest rates. Our investments in 2025 totaled $275 million, which resulted in a payout of 150% of target for this component of the annual cash incentive plan, or approximately 25.1% of the total target cash incentive after application of the 16.7% weighting, driven primarily by our investment in IQHQ, which was not anticipated at the time the goals were established. Our investment in IQHQ is expected to be highly accretive to our stockholders. Additionally, we view our expansion into life science real estate as a deliberate strategy to complement our established leadership in the regulated cannabis real estate sector with exposure to an industry characterized by compelling long-term secular growth drivers. We believe this diversification enhances the resilience and long-term growth potential of our platform.
3)AFFO Payout Ratio (Weighted 16.7%)
The committee established the following AFFO payout ratio goal for December 31, 2025:

Threshold Achievement	102%
Target Achievement	93%
Maximum Achievement	87%
For purposes of these guidelines, “AFFO payout ratio” is calculated by dividing the common stock dividend declared per share during 2025 by the full year 2025 AFFO per diluted share.
We believe decreasing our AFFO payout ratio is important to our business as it measures the sustainability of our dividend by comparing dividends paid to our AFFO. Our AFFO payout ratio target was set by the committee at 93%, which is 11% higher than our 2024 actual AFFO payout ratio of 84% and reflects the expected impact to AFFO as described in goal (1) above. Our AFFO payout ratio as of December 31, 2025 was 105.8%, which resulted in a payout of 0% of target for this component of the annual cash incentive plan as it was below the threshold level set for our AFFO payout ratio, driven by additional tenant defaults in the first quarter of 2025 and longer than expected timeframe to regain possession of properties from defaulted tenants, which were not anticipated at the time the goals were established.
4)Individual/Strategic Goals (Weighted 50%)
While 50% of the annual incentive opportunity was tied to the formulaic financial and operational objectives outlined above, the remainder was tied to the committee’s more subjective assessment of each executive’s individual performance. The compensation committee used the following process to assess individual performance, and applied judgment in assessing individual performance at the end of the performance year:
•At the beginning of 2025, our compensation committee worked with our Chief Executive Officer (“CEO”) to identify general categories that would be used to guide a subjective assessment of individual performance.

•After the end of the year, the CEO evaluated each named executive officer’s performance, other than his own, and recommended to the compensation committee the percentages that should be earned under the individual performance component.
•The compensation committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.
•The compensation committee engaged in a review of the CEO’s performance as it relates to our performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under his individual performance component.
The compensation committee assessed the qualitative performance for each of Mr. Gold, Mr. Smithers, and Mr. Smith, which accounted for 50% of their overall target cash incentive opportunity.
Alan Gold - 105% of target
Mr. Gold's 2025 objectives reflected a long-term vision for the Company's growth strategy and diversification, emphasizing leveraging his deep industry expertise, strategic vision and historical perspective to foster long-term business growth and source opportunities to diversify the Company's portfolio.
•Under Mr. Gold's direction, the Company diversified the Company's portfolio to decrease exposure by sector and tenant to the challenging cannabis industry and created a new vertical growth platform at an attractive entry point in the life science industry.
•Mr. Gold's leadership facilitated and fostered relationships with contacts in the life sciences industry which led to the successful execution of the IQHQ investment, which is expected to be highly accretive to our stockholders.
•Under Mr. Gold's direction, the Company strengthened our financial foundation with a new share repurchase program and preferred stock ATM program, which preserved one of the most conservative balance sheets among publicly traded REITs and expanded liquidity and capital availability.
The compensation committee determined that Mr. Gold's performance exceeded his objectives.
Paul Smithers - 105% of target
Mr. Smithers' 2025 objectives reflected a long-term vision for the Company's strategy, emphasizing pipeline development, strategic investments in sectors other than cannabis, and securing diverse capital sources.
•Under Mr. Smithers' direction, the Company executed disciplined balance sheet and capital markets strategies while advancing investment deployment with approximately $275 million of new investments demonstrating strong execution, prudent risk management, and continued support for growth while protecting financial flexibility.
•Mr. Smithers' focus on optimizing the capital stack through disciplined issuance and repurchase activity enabled the Company to raise $24 million through the preferred ATM and execute $20 million in common stock repurchases reflecting opportunistic and accretive capital allocation.
•With Mr. Smithers' oversight, the Company executed on its litigation strategy to maximize the value of our rights under our leases. The Company prevailed in nine cases against tenants in seven states and nine local jurisdictions, receiving two judgments for eviction allowing us to take back the properties and maximize our claims resulting in additional payments toward rent owed.
The compensation committee determined that Mr. Smithers' performance exceeded his objectives.
David Smith - 105% of target
Mr. Smith's 2025 objectives were centered around achieving the Company's financial goals, raising external capital, accelerating the accounting close cycle, and developing his team.
•Mr. Smith managed critical external stakeholder relationships including corporate and investment bankers, debt and equity investors, research analysts, auditors and credit rating agencies, which resulted in expanding liquidity and capital availability by adding $100 million of new revolving credit capacity.
•Under Mr. Smith's leadership, the accounting team successfully implemented a new financial reporting software, delivering material efficiency and process improvement for external reporting workflows.

•Mr. Smith took several steps to bolster his finance team, including developing mid-level talent in corporate finance and adding bench strength to the team, positioning the finance team for sustained success.
The compensation committee determined that Mr. Smith's performance exceeded his objectives.
The amounts of the annual cash incentives earned by our named executive officers for the 2025 fiscal year on this basis are reflected in the Summary Compensation Table. Annual cash incentives were approved by the compensation committee and paid in January 2026.
Equity Awards
Overview
We have adopted the 2016 Incentive Plan, under which awards may be made in the form of RSUs, restricted stock, PSUs or cash. The purposes of the 2016 Incentive Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term Company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, officers, employees, consultants and non-employee directors are eligible to participate in the Incentive Plan.
The 2016 Incentive Plan is administered by our compensation committee, which interprets the 2016 Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the amount of cash or number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.
Unless the 2016 Incentive Plan is earlier terminated by our Board, the Incentive Plan will automatically terminate on the date which is ten years following the effective date of the 2016 Incentive Plan. Awards granted before the termination of the 2016 Incentive Plan may extend beyond that date in accordance with their terms.
We generally grant annual equity-based awards during the first half of our fiscal year, although such timing may change from year to year. The compensation committee also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the compensation committee. The compensation committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. On April 20, 2026, upon recommendation of the compensation committee, our Board adopted, subject to stockholder approval, the 2026 Incentive Plan. Upon the effectiveness of the 2026 Incentive Plan, if approved, no further awards will be made under the 2016 Incentive Plan, which is scheduled to expire in December 2026.
Restricted Stock and RSUs
In 2025, we used restricted stock and RSU grants as the primary means of delivering long-term compensation to our executive officers. Shares of restricted stock and RSUs are forfeitable until the lapse of the applicable restrictions. We believe that restricted stock and RSU grants with multi-year vesting periods align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends. The executive officers personally benefit from these efforts through their restricted stock awards and RSUs, which receive dividends (or dividend equivalents with respect to RSUs) at the same rate as common stock and increase in value as the value of our common stock increases.
Our compensation committee determines the restrictions for each award granted pursuant to the Incentive Plan. Vesting of restricted stock or RSUs will generally be subject to annual vesting periods of three years and will be conditioned upon the participant’s continued employment, among other restrictions that may apply.
In February 2025, Messrs. Gold, Smithers and Smith were granted the following shares of restricted stock or RSUs:

Executive	2025 Restricted Stock(1)	2025 RSUs(1)
Alan Gold	—	45,438
Paul Smithers	32,457	—
David Smith	—	13,665

_________________________
(1)These shares and RSUs are released from forfeiture restrictions ratably on January 1, 2026, January 1, 2027 and January 1, 2028 for each of named executive officers, provided that he continues to be an employee of the Company or a non-employee member of the Board on each such date. Mr. Gold and Mr. Smith elected to defer settlement of the RSUs pursuant to the Company’s NQDC Plan.
The committee determined the number of shares of restricted stock and/or RSUs to grant to each of our named executive officers in 2025 based on each named executive officer’s contributions to date and expected role in executing on the Company’s strategy over the next three years. The grant-date fair value of awards for Messrs. Gold and Smithers were reduced by approximately 5% compared to 2024 reflecting the impact of reduced stockholder returns caused by a significant tenant default in December 2024.
Performance Shares Units Granted in 2021 and 2022
In January 2021 and January 2022, we issued 70,795 and 102,641 “target” PSUs, respectively, to a select group of officers, which vested and settled in shares of common stock based on the Company’s total stockholder return over a period commencing on the applicable grant dates and ending on December 31, 2023 and 2024 respectively. The PSUs granted in January 2021 and January 2022 were forfeited in their entirety on December 31, 2023 and 2024, respectively, pursuant to the terms of the agreements, as the PSUs failed to meet the performance threshold for vesting.
Overview of Executive Compensation Program Changes for 2026 and Future Considerations
The compensation committee continues to evaluate the long-term incentive program, and is still considering re-introducing a program under which a substantial portion of the long-term incentive awards granted are in the form of performance share units, the number of which, if any, will be earned based on pre-established performance objectives measured over a multi-year, specified performance period. However, the Company believes the addition of stock ownership guidelines for executive officers in 2025 enhances the alignment of executive compensation with long-term stockholder value.
Other Compensation Policies
Other Benefits
We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.
In 2020, we adopted the NQDC Plan, which permits our key employees, including our named executive officers, to choose to defer up to specified maximum amounts of compensation by contributing those amounts to the NQDC Plan. The NQDC Plan is described below under the heading “Nonqualified Deferred Compensation for 2025.”
Clawback Policy
Our Board has adopted a formal clawback policy in compliance with the amended clawback listing standards of the New York Stock Exchange to implement the U.S. Securities and Exchange Commission’s previously adopted recoupment rules in accordance with Section 954 of the Dodd-Frank Act. Pursuant to the clawback policy, certain incentive-based compensation received by our executive officers on the basis of financial results that are later restated may be subject to recovery. Our clawback policy is filed as an exhibit to our annual report on Form 10-K.
Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans.

Stock Ownership Guidelines
During 2025, we adopted stock ownership guidelines for our executive officers. Under these guidelines, the executive chairman and CEO are required to hold stock valued at no less than six times their base salary and direct reports to the CEO are required to hold stock valued at no less than three times their base salary. Until the applicable ownership requirement is met, executives are required to retain 100% of the net shares (i.e., shares acquired from Company-sponsored incentive plans and payment of any transaction costs, including income tax withholding, whether or not shares are actually sold to pay these costs) from vesting of equity awards. Shares counting toward the guideline include shares owned directly or indirectly (through a spouse, children, a trust or otherwise), vested shares in the NQDC Plan, and unvested restricted stock and RSUs. Unvested performance stock or performance stock units and vested or unvested stock options do not count toward the ownership requirement. The compensation committee reviews compliance with the stock ownership guidelines annually. As of December 1, 2025, all named executive officers, except for Mr. Smithers, who fell below the guideline due to the decrease in share price, were in compliance with the guidelines.
Agreements with Our Named Executive Officers
As described in greater detail below under “Severance and Change of Control Agreements,” each of our named executive officers has a severance and change of control agreement. These agreements provide for certain benefits if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (each as defined in the applicable severance and change of control agreement) (a “Qualifying Termination”), and the benefits vary depending on whether the Qualifying Termination occurs within two years after a change of control of the Company. In addition, executives may receive certain benefits on a qualifying termination (a “Qualifying Termination”).
“Cause” is defined in these agreements generally to include a termination of employment due to (1) willful and continued failure substantially to perform the executive’s duties after a written demand, (2) willful commission of an act of fraud or dishonesty resulting in economic or financial damage, (3) conviction of, or entry of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude, (4) willful breach of fiduciary duty that results in economic or other damage, or (5) a willful and material breach of the executive’s covenants in the agreement.
“Good reason” is defined in the agreements generally to include certain resignations of employment following (1) a material diminution of authority, duties or responsibilities, (2) a material diminution of annual base salary, (3) a material change in geographic location or (4) a material breach of any agreement pursuant to which the executive provides services.
The agreements define a “change of control” generally to include (1) certain changes in the ownership of the Company resulting from a person or group acquiring ownership of more than 50% of the total fair market value of the stock of the Company, (2) certain changes in the effective control of the Company resulting from the acquisition of stock possessing more than 30% of the total power of the stock of the Company, or a change in the majority of our Board in a 12-month period that is not approved by a majority of the incumbent directors, or (3) certain changes in the ownership of the Company’s assets representing more than 50% of the gross fair market value of the assets of the Company.
The agreements define a Qualifying Termination generally to include a voluntary termination of employment after the executive has (1) reached age 65 or (2) reached age 55 with ten years of service or (3) reached an age that, when added to years of service, equals at least 75 and, in each case, has complied with specified notice requirements.
We believe these triggering events are customary and appropriate to enhance our named executive officers’ ability to continue to focus on the performance of the Company and the best interests of our stockholders in the event of a potential strategic transaction without undue concern for the impact of the transaction on their continued employment.

Compensation Committee Report
The compensation committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2026 Annual Meeting of stockholders and in the Company’s 2025 annual report on Form 10-K.
Submitted on April 20, 2026 by the members of the compensation committee of the Company’s Board of Directors.

Scott Shoemaker, Chair Gary Kreitzer David Boyle
The above report of the compensation committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION TABLES
Summary Compensation Table for 2025
The table below sets forth the compensation paid to or earned by, for the fiscal years indicated, our executive chairman, our principal executive officer, our principal financial officer and our other executive officer who was serving in that role on the last day of fiscal year 2025. The three executive officers included in the table are referred to in this proxy statement as our named executive officers. We had no other executive officers during 2025 with total compensation of $100,000 or more.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Non-Equity Incentive Plan Compensation(5)	All Other Compensation(1)		Total
Alan Gold Executive Chairman	2025	$1,365,000	$—	$3,325,153	(2)	$1,852,477	$10,500		$6,553,130
	2024	1,300,000	—	3,500,164		2,165,416	10,350		6,975,930
	2023	1,238,600	2,346,851	3,500,038		—	9,900		7,095,389

Paul Smithers President and Chief Executive Officer	2025	1,120,350	—	2,375,203	(2)	1,216,364	10,500		4,722,417
	2024	1,067,000	—	2,500,078		1,421,845	10,350		4,999,273
	2023	1,016,400	1,524,600	2,500,122		—	9,900		5,051,022

David Smith Chief Financial Officer and Treasurer(3)	2025	441,000	—	1,000,005	(2)	478,795	10,500		1,930,300
	2024	420,000	—	1,000,086		559,677	10,350		1,990,113
	2023	304,615	600,000	1,000,228		—	140,580	(4)	2,045,423
_________________________
(1)Represents matching contributions made by us to each of our executive officers pursuant to a retirement savings plan that we maintain under Section 401(k) of the Internal Revenue Code of 1986, as amended, to cover our eligible employees, including our executive officers. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial contributions up to 6% of such participant’s compensation. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants. Dividends on unvested restricted stock are excluded from all other compensation for all periods presented, as they are factored into the determinations of the grant date fair values of the corresponding stock awards as described in the footnotes below.
(2)Represents the grant date fair value of restricted stock and RSUs awarded in 2025, as determined in accordance with ASC Topic 718. Mr. Gold and Mr. Smith were awarded 45,438 and 13,665 RSUs, respectively, and Mr. Smithers was awarded 32,457 shares of restricted stock. The forfeiture restrictions on the RSUs and restricted stock lapse ratably on each of January 1, 2026, January 1, 2027 and January 1, 2028. Dividends or dividend equivalents (as applicable) are paid on the entirety of the grant from the date of the grant. Each of Mr. Gold and Mr. Smith elected to defer settlement of the RSUs pursuant to the NQDC Plan.
(3)Effective March 29, 2023, Mr. Smith was appointed as chief financial officer and treasurer. Mr. Smith’s annual base salary for 2023 was $400,000, and Mr. Smith’s 2023 bonus was calculated on the basis of his annual base salary.
(4)Includes $134,580 in relocation benefits paid for or reimbursed by the Company for Mr. Smith’s and his immediate family’s relocation to the Company’s San Diego, California corporate offices.
(5)This column represents the cash incentive award earned in the year indicated pursuant to our annual cash incentive plan, which are paid the following year. The amounts earned under the 2025 and 2024 annual cash incentive awards were paid entirely in the form of cash. See “Compensation Discussion and Analysis — Compensation Components in Detail — Annual Cash Incentive Awards” for more information.

Grants of Plan-Based Awards for 2025
The table below provides information about plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2025. These awards consist of cash incentive amounts pursuant to the 2025 annual cash incentive awards and time-based restricted stock and RSU awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Alan Gold	2/24/25	—	—	—	45,438	3,325,153
	N/A	1,194,375	2,388,750	3,583,125	—	—
Paul Smithers	2/24/25	—	—	—	32,457	2,375,203
	N/A	784,245	1,568,490	2,352,735	—	—
David Smith	2/24/25	—	—	—	13,665	1,000,005
	N/A	308,700	617,400	926,100	—	—
_________________________
(1)Reflects the threshold, target and maximum potential awards under our annual cash incentive plan. The amounts earned are shown in the Summary Compensation Table for 2025.
(2)The forfeiture restrictions on the restricted stock and RSUs lapse ratably on each of January 1, 2026, January 1, 2027 and January 1, 2028. Dividends and dividend equivalents (as applicable) are paid on the entirety of the grant from the date of the grant. Mr. Gold and Mr. Smith elected to defer settlement of the RSUs pursuant to the NQDC Plan.
(3)The grant date fair value of the RSUs and restricted stock awards was calculated by multiplying the closing market price of our common stock on the grant date by the number of shares or RSUs awarded, in accordance with ASC Topic 718. The closing market price on February 24, 2025 was $73.18.
Outstanding Equity Awards at December 31, 2025
The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2025.

	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Alan Gold	81,376	(2)	$3,853,967
Paul Smithers	58,127	(3)	2,752,895
David Smith	25,287	(4)	1,197,592
_________________________
(1)The market value of unvested restricted common stock and RSUs is calculated by multiplying the number of unvested shares of restricted common stock and RSUs held by the applicable named executive officer by the closing price of our common stock on December 31, 2025, which was $47.36.
(2)38,376, 27,854 and 15,146 RSUs are released from forfeiture restrictions on January 1, 2026, January 1, 2027 and January 1, 2028, respectively, provided that Mr. Gold continues to be an employee of the Company or a non-employee member of the Board on each such date.
(3)27,412, 19,896 and 10,819 shares of restricted common stock, are released from forfeiture restrictions on January 1, 2026, January 1, 2027 and January 1, 2028, respectively, provided that Mr. Smithers continues to be an employee of the Company or a non-employee member of the Board on each such date.
(4)12,546, 8,186 and 4,555 RSUs are released from forfeiture restrictions on each of January 1, 2026, January 1, 2027 and January 1, 2028, respectively, provided that Mr. Smith continues to be an employee of the Company or a non-employee member of the Board on each such date.

Stock Vested During 2025
The table below provides information about restricted stock and/or RSUs vesting for each of our named executive officers during the fiscal year ended December 31, 2025. No stock options were outstanding or exercised during the fiscal year ended December 31, 2025.

	Stock Awards
Name	Number of Shares or Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Alan Gold	28,636	$1,908,303
Paul Smithers	20,454	$1,363,055
David Smith	7,991	$532,520
_________________________
(1)Represents the aggregate of equity grants that vested on January 1, 2025.
(2)This column represents the number of shares of stock and/or RSUs that vested multiplied by the market price of the common stock on the vesting date.
We did not provide any defined benefit pension plans in which our named executive officers participated during 2025. Accordingly, we have not included a Pension Benefits table in this proxy statement.
Nonqualified Deferred Compensation for 2025
Executive officers, directors and other key employees may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our NQDC Plan, which was established effective as of January 1, 2020. For 2025, the NQDC Plan allowed for deferrals of up to 80% of an employee’s base salary, 100% of an employee’s bonus and 100% of director fees, as well as 100% deferral of settlement of vested RSUs for both employees and directors. No director or employee received matching or other contributions from the Company in 2025 in connection with these deferrals.
Deferred amounts are credited to each participant’s account, which is deemed invested in one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the NQDC Plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant also may elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum three-year deferral.
The following table sets forth summary information regarding the contributions to and earnings on the Company’s executive officers’ deferred compensation balances during 2025, and the total deferred amounts for the Company’s executive officers as of December 31, 2025.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings (Losses) in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions($)(3)	Aggregate Balance at Last Fiscal Year End($)(4)
Alan Gold	1,908,303	—	(385,455)	(1,129,181)	3,720,602
Paul Smithers	—	—	(202,146)	(131,533)	819,660
David Smith	532,520	—	21,958	(260,085)	584,943
_________________________
(1)The amount reported as executive contributions in 2025 includes each executive officer’s RSUs that vested in 2025 but were deferred under the NQDC Plan. These RSUs are payable in shares of the Company’s common stock but, pursuant to the terms of each executive officer’s deferral of the RSUs, payment does not occur until the applicable date as determined under the NQDC Plan. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2025, they had not yet become payable. None of the named executive officers deferred cash payments under the NQDC Plan for 2025. The grant-date fair values of these RSUs were reported as compensation to each executive in the Summary Compensation Table in 2024.
(2)The amount reported as aggregate earnings (losses) in 2025 represents the change in value of each executive’s vested and deferred RSUs from January 1, 2025 through December 31, 2025 and the value of dividend equivalents that were paid during 2025. The right to receive dividend equivalents was factored into the determination of the grant date fair value, which means that the value of the dividend equivalents included in “Aggregate Earnings in Last Fiscal Year” was effectively already included in the Summary Compensation Table.
(3)Represents the aggregate value of dividend equivalent rights paid with respect to all vested and unvested RSUs held by each executive during 2025.

(4)Based on a per share price of $47.36, which was the closing stock price on the NYSE of one share of the Company’s common stock on December 31, 2025. The grant-date fair values of these RSUs were reported as compensation to each executive in the Summary Compensation Table in 2020, 2021, 2022, 2023 and 2024.
Severance and Change of Control Agreements
We entered into severance and change of control agreements with Mr. Gold and Mr. Smithers that became effective on January 18, 2017. We also entered into a change of control agreement with Mr. Smith that became effective on March 29, 2023. Except as provided below, each of the severance and change of control agreements with the named executive officers contains substantially similar terms.
The severance and change of control agreements each expire on December 31, 2028, but they include automatic renewal provisions under which they automatically renew for successive three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the then-current term.
The severance and change of control agreements provide that, if a named executive officer’s employment is terminated by the Company in a Qualifying Termination, the executive will be entitled to severance payments and certain benefits, subject to certain conditions specified below.
If the named executive officer experiences a Qualifying Termination, other than within two years of a “change of control” (as defined in the applicable severance and change of control agreement), (a) the executive will receive (i) a cash payment equal to the sum of his annual base salary and his average annual cash bonus during the past three years, multiplied by three, with respect to Gold and Smithers, and two, with respect to Smith, and (ii) 18 months of premiums the executive would be required to pay to continue health plan coverage under the Company’s health plans; and (b) the executive’s unvested equity awards subject to time-based vesting will vest on a pro-rated basis and the executive’s performance-based equity awards will be earned on a pro-rated basis based on the level of achievement as of such date of termination.
In the event of a Qualifying Termination of the executive within two years after a change of control of the Company, in addition to the compensation set forth above, all unvested equity awards subject to time-based vesting will vest immediately, and all unearned performance-based equity awards will vest at the greater of actual performance or target. In addition, if an executive has a Qualifying Retirement, then the executive’s unvested restricted stock or RSUs will vest on the date of retirement.
The severance and change of control agreements require each executive to sign a general release of claims against the Company as a condition of receiving the severance payment. In addition, for one year after termination of employment for any reason, the executive is prohibited from directly or indirectly soliciting (a) any of the Company’s employees to leave the Company or (b) any prospective employees negotiating with the Company on the date of termination to cease negotiations. The executive is also required to provide consulting services to the Company for up to 20 hours per month during the six months after any termination of employment and requires the executive to maintain the confidentiality of the Company’s confidential information.
If the executive retires for other than good reason and gives the Company a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under the Company’s equity incentive plans before his termination if the Company achieves the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give the Company the required number of years of advance notice of retirement.
The severance and change of control agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by the Board.
If an executive’s employment is terminated by the Company for cause or by the executive without good reason (and other than for death, disability or a qualifying retirement), the executive will not be entitled to any severance payment or benefits under the severance and change of control agreement.
None of the severance and change of control agreements provide for tax gross-up payments to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended.

Termination and Change of Control Scenario Table
The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his or her existing severance and change of control agreement with the Company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2025, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. In the event of a termination by the Company for cause or by the executive without good reason, including in connection with a change of control, such executive would not be entitled to any of the amounts reflected in the table.

Named Executive Officer and Trigger	Severance Payments(1)	Medical Benefits(2)	Value of Accelerated or Continued Vesting of Restricted Stock or RSUs(3)	Total
Alan Gold
Qualifying Termination (other than within two years of a “change of control”)	$10,459,744	$25,151	$2,754,323	$13,239,218
Qualifying Termination (within two years of a “change of control”)	10,459,744	25,151	3,853,967	14,338,862
Qualifying Retirement	—	—	3,853,967	3,853,967
Death	—	—	3,853,967	3,853,967
Disability	—	—	3,853,967	3,853,967

Paul Smithers
Qualifying Termination (other than within two years of a “change of control”)	$7,523,859	$42,273	$1,967,412	$9,533,544
Qualifying Termination (within two years of a “change of control”)	7,523,859	42,273	2,752,895	10,319,027
Qualifying Retirement	—	—	2,752,895	2,752,895
Death	—	—	2,752,895	2,752,895
Disability	—	—	2,752,895	2,752,895

David Smith
Qualifying Termination (other than within two years of a “change of control”)	$1,974,315	$61,693	$869,895	$2,905,903
Qualifying Termination (within two years of a “change of control”)	1,974,315	61,693	1,197,592	3,233,600
Qualifying Retirement	—	—	1,197,592	1,197,592
Death	—	—	1,197,592	1,197,592
Disability	—	—	1,197,592	1,197,592
_________________________
(1)Amount represents the sum of the executive’s annual base salary and his average annual cash incentive during the past three years, multiplied by three, with respect to Mr. Gold and Mr. Smithers, and two, with respect to Mr. Smith.
(2)Amount represents the amount needed to pay for health benefits for the executive and his or her eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.
(3)For a Qualifying Termination within two years of a “change of control,” Qualifying Retirement, death or disability, amount is equal to each named executive officer’s total unvested restricted stock awards and RSUs on December 31, 2025 multiplied by our common stock closing price on December 31, 2025 of $47.36 per share. For a Qualifying Termination other than within two years of a “change of control,” amount is equal to each named executive officer’s pro rata restricted stock awards and RSUs that would vest on December 31, 2025 multiplied by our common stock closing price on December 31, 2025 of $47.36 per share.
(4)The performance thresholds for the vesting of the 2022 PSUs were not met for any of the applicable awards, and the 2022 PSUs were forfeited in their entirety pursuant to the terms of the agreements as of December 31, 2024. No new PSU awards have been granted.
Pay versus Performance
We are required by SEC rules to disclose the following information regarding compensation paid to our named executive officers (“NEOs”). The amounts set forth below under the headings “Compensation Actually Paid to CEO” and

“Average Compensation Actually Paid to Non-CEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Footnotes (5), (6), (7) and (8) below set forth the adjustments from the Total Compensation for each NEO reported in the Summary Compensation Table for the covered fiscal year.
The following table sets forth additional compensation information of our chief executive officer (CEO) and our non-CEO NEOs along with total stockholder return, net income, and AFFO per share for fiscal years 2021, 2022, 2023, 2024 and 2025:

					Value of Initial Fixed $100 Investment Based on:(3)
Year(1)	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs(2)	Total Stockholder Return	Peer Group Total Stockholder Return	Net Income	AFFO Per Share(4)
2025(5)	$4,722,417	$3,808,420	$4,241,715	$3,404,184	$38	$138	$114,435,000	$7.24
2024	4,999,273	3,156,915	3,427,166	1,927,190	47	134	159,857,000	$8.98
2023	5,051,022	3,926,040	3,280,871	2,547,486	66	123	164,236,000	$9.08
2022	10,819,354	(1,022,443)	7,987,748	(1,000,664)	60	108	153,034,000	$8.45
2021	6,969,088	5,238,393	5,422,867	4,396,747	147	143	112,638,000	$6.66
_________________________
(1)The CEO for all periods presented is Mr. Smithers. For 2025, the non-CEO NEOs are Mr. Gold and Mr. Smith. For 2024, the non-CEO NEOs are Mr. Gold, Mr. Smith, and Mr. Wolfe. For 2023, the non-CEO NEOs are Mr. Gold, Mr. Smith, Mr. Wolfe and Ms. Hastings and for 2022 and 2021 the non-CEO NEOs are Mr. Gold, Mr. Wolfe and Ms. Hastings. Mr. Smith was appointed chief financial officer and treasurer in March 2023, concurrent with Ms. Hastings’ appointment as chief operating officer.
(2)Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for restricted stock and RSU awards, closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price, and (2) for PSU awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s). For the portion of “Compensation Actually Paid” that is based on year-end stock prices, the following prices were used: for 2025: $47.36 (29% decrease from prior year) for 2024: $66.64 (34% decrease from prior year), for 2023: $100.82 (1% decrease from prior year), for 2022: $101.35 (61% decrease from prior year), and for 2021: $262.91 (44% increase from prior year).
(3)Total stockholder return (“TSR”) represents our cumulative TSR, calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. Peer Group TSR reflects the cumulative TSR of the MSCI US REIT Index (the “REIT Index”), which includes all tax-qualified equity REITs listed in the United States, as reflected in the stock performance graph in Part II, Item 5. of our annual report on Form 10-K for year ended December 31, 2025. Each year reflects what the cumulative value of $100 invested as of immediately prior to January 1, 2021 would be as of the applicable date, calculated on a dividends reinvested basis.
(4)Adjusted funds from operations (“AFFO”) per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. It provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. The most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share. For a reconciliation of AFFO per share to net income available to common stockholders per share, see Appendix A of this Proxy Statement.
(5)2025 “Compensation Actually Paid” to the CEO and the average “Compensation Actually Paid” to the Non-CEO NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table (the “SCT”):

2025	CEO	Average of Non-CEO NEOs
CEO and Average of Non-CEO NEOs Total Reported in 2025 SCT	$4,722,417	$4,241,715
Less, Value of Stock Awards Reported in SCT	(2,375,203)	(2,162,579)
Plus, Year-End Value of Stock Awards Granted in Fiscal Year that are Unvested and Outstanding	1,537,164	1,399,559
Plus, Change in Fair Value of Prior Year Stock Awards that are Unvested and Outstanding	(494,918)	(458,478)
Plus, Dividends and Dividend Equivalents Paid this Year on Unvested Stock Awards	418,960	383,967
Total Adjustments	(913,997)	(837,531)
“Compensation Actually Paid” for Fiscal Year 2025	$3,808,420	$3,404,184

Pay versus Performance Descriptive Disclosure
The line graphs below compare (i) the compensation actually paid to our CEO and the average of the compensation actually paid to our non-CEO NEOs, with (ii) (A) our cumulative TSR and the cumulative TSR of the MSCI U.S. REIT Index, (B) our net income, and (C) our AFFO per share, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.

Compensation Actually Paid Versus Cumulative TSR
Compensation Actually Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
($1,000,000)
($2,000,000)
Total shareholder Return
$400
$300
$200
$100
$-
2021
2022
2023
2024
2025
CEO Compensation
Non-CEO NEO Average Compensation
Cumulative TSR
Cumulative TSR of MSCI US REIT Index

Compensation Actually Paid Versus Net Income
Compensation Actually Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
($1,000,000)
($2,000,000)
Net Income
$180,000,000
$160,000,000
$140,000,000
$120,000,000
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$0
2021
2022
2023
2024
2025
CEO Compensation
Non-CEO NEO Average Compensation
Net Income

Compensation Actually Paid Versus AFFO Per Share
Compensation Actually Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
($1,000,000)
($2,000,000)
AFFO Per Share
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
2021
2022
2023
2024
2025
CEO Compensation
Non-CEO NEO Average Compensation
AFFO Per Share

Pay versus Performance Tabular List
The table below lists our most important performance measures used to link “Compensation Actually Paid” for our NEOs to company performance, over the fiscal year ended December 31, 2025. AFFO per share, investments and AFFO payout ratio were used as factors evaluated by the compensation committee, among other considerations, in determining the annual cash incentive payments to NEOs for the 2025 performance year. As described in prior proxy statements, the large majority of equity awards granted to NEOs in 2022 were in the form of PSUs, with total stockholder return over a three-year period versus two comparator groups being the sole determinant for vesting. The PSUs granted in 2022 failed to vest in their entirety at the end of their performance period on December 31, 2024. The performance of each of these PSU grants had a significant impact on the “Compensation Actually Paid” for each of our NEOs.
The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures
AFFO per Share
Investments
AFFO Payout Ratio
Executive Chairman and CEO Pay Ratios
Pursuant to Section 953(b) of the Dodd-Frank Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our executive chairman, Mr. Gold, and our chief executive officer, Mr. Smithers, to the median of the annual total compensation of our other employees. Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating these ratios:
•We identified the median employee using our employee population on December 31, 2025. As of December 31, 2025, we had a total population of 21 employees, including full-time, part-time and temporary employees, other than our executive chairman and chief executive officer. All of our employees are located in the United States.
•We identified the median employee by considering the following three elements of compensation: 2025 base salary, annual cash incentives earned in 2025, and equity awards granted in 2025 (at the grant date fair value). For permanent employees (full-time and part-time) hired after January 1, 2025, we annualized the aforementioned components.
Using the methodology described above, we selected the median of our employee population. For fiscal year 2025, the median of the annual total compensation of our employees (other than our executive chairman and chief executive officer) was $245,756, and the annual total compensation of Mr. Gold and Mr. Smithers was $6,553,130 and $4,722,417, respectively. Based on this information, the ratio of the annual total compensation of Mr. Gold to the median of the annual total compensation of all employees other than our executive chairman and chief executive officer was 27 to 1 and the ratio of the annual total compensation of Mr. Smithers to the median of the annual total compensation of all employees other than our executive chairman and chief executive officer was 19 to 1. The annual total compensation of Messrs. Gold and Smithers presented for this purpose is equal to the compensation reported for them in the “Summary Compensation Table” included in this proxy statement.
The pay ratios above represent our reasonable estimates calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the compensation committee nor our management used these pay ratio measures in making compensation decisions.
Compensation Risk Assessment
The compensation committee reviews our Company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.
Named Executive Officers. The compensation committee exercises discretion and evaluates the annual cash incentive program based on financial, operational, and individual goals. The compensation committee has also sought to align the interests of our key employees and named executive officers with that of our stockholders through grants of restricted stock and RSU awards, thereby giving employees additional incentives to protect and align with long-term value creation.
All Other Employees. Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation.
Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our Company. Key employees also receive grants of restricted stock and RSU awards.
Based on its evaluation, the compensation committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our Company.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about shares of our common stock that may be issued under our 2016 Incentive Plan as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(2)
Equity compensation plans approved by stockholders(1)	280,555	—	336,921
Equity compensation plans not approved by stockholders	—	—	—
Total	280,555	—	336,921
_________________________
(1)Our 2016 Incentive Plan was approved by our stockholders prior to the completion of our initial public offering. Securities to be issued upon exercise of outstanding options, warrants and rights consist of 280,555 shares of common stock issuable upon vesting of 280,555 RSUs which were outstanding as of December 31, 2025. The RSUs do not have an exercise price.
(2)Reflects the reduction for 280,555 shares of common stock issuable upon vesting of outstanding RSUs reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 10, 2026 for each person or group that holds more than 5% of our common stock, for each director, director nominee and named executive officer and for our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. Unless otherwise indicated, the address of each named person is c/o Innovative Industrial Properties, Inc., 11440 West Bernardo Court, Suite 100, San Diego, California 92127. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change of control of the Company. All RSUs are held in the Company’s NQDC Plan.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares(1)
Alan Gold(2)	388,744	1.4%
Paul Smithers(3)	157,231	*
Gary Kreitzer(4)	63,109	*
David Smith(5)	43,924	*
Scott Shoemaker(6)	8,406	*
David Boyle(7)	2,951	*
Bruce Ives(8)	—	*
All directors and executive officers as a group (seven persons)	666,965	2.3%
BlackRock, Inc.(9)	4,681,860	16.4%
Vanguard Group, Inc.(10)	4,382,796	15.4%
State Street Corporation(11)	1,793,318	6.3%
_________________________
*less than 1%.
(1)Based on a total of 28,573,470 shares of our common stock outstanding as of April 10, 2026 and 149,727 vested RSUs attributable to executive officers’ and directors’ accounts in the NQDC Plan.
(2)Includes 213,308 shares held by Mr. Gold directly, 58,500 shares held in a spousal lifetime access trust for the benefit of Mr. Gold’s spouse and adult child, and 116,936 vested RSUs attributable to Mr. Gold’s account in the NQDC Plan. Excludes 109,702 RSUs that are not yet vested.
(3)Includes 150,577 shares of restricted stock held by Mr. Smithers directly, over which he has the right to vote and to receive all dividends, and 6,654 vested RSUs attributable to Mr. Smithers’ account in the NQDC Plan.
(4)Includes 3,495 shares of restricted stock held by Mr. Kreitzer directly, over which he has the right to vote and to receive all dividends, which will fully vest on June 11, 2026.
(5)Includes 20,342 vested RSUs attributable to Mr. Smith’s account in the NQDC Plan. Excludes 12,741 RSUs that are not yet vested.
(6)Includes 2,611 shares held by Mr. Shoemaker directly and 8,591 RSUs, 2,796 of which will be released from forfeiture restrictions on June 11, 2026 and all of which are attributable to his account in the NQDC Plan.
(7)Includes 2,796 shares of restricted stock held by Mr. Boyle directly, over which he has the right to vote and to receive all dividends, which will fully vest on June 11, 2026.
(8)As of April 10, 2026, Mr. Ives does not own any shares.
(9)The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on July 17, 2025. BlackRock, Inc., in its capacity as a parent holding company or control person, is deemed to have the sole power to vote or to direct the vote with respect to 4,580,200 shares of common stock and is deemed to have the sole power to dispose or direct the disposition with respect to 4,681,860 shares of common stock. The business address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(10)The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group—23-1945930 (“Vanguard Group”), in its capacity as an investment adviser, is deemed to have shared power to vote or to direct the vote with respect to 41,644 shares of common stock, is deemed to have sole power to dispose or to direct the disposition with respect to 4,310,915 shares of common stock, and is deemed to have shared power to dispose or to direct the disposition with respect to 71,881 shares of common stock. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(11)The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 30, 2024. State Street Corporation, in its capacity as a parent holding company or control person, is deemed to have shared power to vote or to direct the vote with respect to 1,436,832 shares of common stock and is deemed to have shared power to dispose or to direct the disposition with respect to 1,790,418 shares of common stock. Includes shares beneficially owned by the following subsidiaries of State Street Corporation: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited and State Street Global Advisors (Japan) Co., Ltd. State Street Corporation’s address is State Street Financial Center, One Congress Street, Suite 1, Boston, Massachusetts 02114-2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file.
DELINQUENT SECTION 16(a) REPORTS
Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2025 and Forms 5 and amendments thereto furnished to us with respect to 2025, or written representations from reporting persons that no Form 5 filings were required, we believe that in 2025 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act with the following exception. On December 30, 2025, Gary Kreitzer filed a Form 4 to report acquisitions of shares of common stock through a broker-administered dividend reinvestment program in connection with certain shares held directly by Mr. Kreitzer. The shares of common stock were acquired in 23 quarterly dividend reinvestment transactions between April 2020 and October 2025 and, following the reporting of such transactions, the brokerage account in which the shares are held no longer participates in the dividend reinvestment feature.

RELATED PARTY TRANSACTIONS
We have adopted a written policy regarding the review and approval of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved in advance the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.
Mr. Gold utilizes a private airplane from time to time for Company business travel purposes, which airplane is owned by an entity controlled by Mr. Gold, our executive chairman. We reimburse Mr. Gold for the Company-related use of the airplane by Mr. Gold, including out-of-pocket operating costs, on terms we believe are comparable to those we could secure from an independent third party. Our Company’s decision to utilize Mr. Gold’s private airplane exclusively for business travel purposes was made to provide greater flexibility and time-savings for business travel of our management team, including meetings with investors and prospective business partners. As approved by our audit committee, approximately $105,000 and $87,000 were paid to Mr. Gold on account of such expenses for the years ended December 31, 2025 and 2024, respectively. Our audit committee has also approved such reimbursements by the Company to Mr. Gold for utilization of Mr. Gold’s private airplane for business travel purposes on an ongoing basis, for an amount not to exceed $200,000 for the year ending December 31, 2026.
OTHER MATTERS
As of the date of this proxy statement, management does not know of any other matters to be brought before the Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.
STOCKHOLDER PROPOSALS
Stockholders who wish to include a proposal in our proxy statement and form of proxy relating to the 2027 annual meeting of stockholders must be received by us no later than December 23, 2026. Such proposals must comply with the requirements established by the SEC in order to be included in the proxy statement. A stockholder who wishes to make a director nomination or propose other business at the 2027 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 23, 2026 and 5:00 p.m., Pacific Time, on December 23, 2026. If the stockholder fails to give timely notice as required by our current bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for director nominations and proposals of other business with which a stockholder must comply to make a nomination or business proposal.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies for the 2027 annual meeting in support of director nominees (other than our nominees) must provide notice that sets forth the information required by Rule 14a-19 of the rules promulgated under the Exchange Act.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our 2025 annual report to stockholders. Requests should be mailed to Catherine Hastings, Corporate Secretary, 11440 West Bernardo Court, Suite 100, San Diego, CA 92127. You may also access our annual report on Form 10-K in the “Investors” section of our website (www.innovativeindustrialproperties.com).

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you contact us at the following address: 11440 West Bernardo Court, Suite 100, San Diego, CA 92127, Attention: Catherine Hastings, Corporate Secretary, or telephone number: 858-997-3332. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET OR TELEPHONE OR, IF YOU REQUEST WRITTEN PROXY MATERIALS, BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.
By Order of the Board of Directors,
Alan Gold
Executive Chairman

APPENDIX A
Adjusted Funds from Operations
The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to AFFO. Also presented is information regarding the weighted average number of common shares used for the basic and diluted computations per share (dollars in thousands, except per share amounts):

	Years Ended December 31,
	2025	2024	2023	2022	2021	2020	2019	2018	2017
Net income attributable to common stockholders	$114,435	$159,857	$164,236	$153,034	$112,638	$64,378	$22,123	$5,633	$(395)
Real estate depreciation and amortization	74,068	70,807	67,194	61,303	41,776	28,025	8,599	2,629	915
Impairment loss on real estate	3,527	—	—	—	—	—	—	—	—
Loss (gain) on sale of real estate	326	—	—	(3,601)	—	—	—	—	—
Disposition-contingent lease termination fee, net of loss on sale of real estate(1)	—	(451)	—	—	—	—	—	—	—
FFO attributable to common stockholders (basic)	192,356	230,213	231,430	210,736	154,414	92,403	30,722	8,262	520
Cash and non-cash interest expense on Exchangeable Senior Notes	—	28	219	546	7,517	—	—	—	—
FFO attributable to common stockholders (diluted)	192,356	230,241	231,649	211,282	161,931	92,403	30,722	8,262	520
Acquisition-related expense	—	—	—	—	—	94	97	—	—
Financing expense	—	—	—	367	—	211	—	—	—
Litigation-related expense	2,008	788	2,480	3,010	—	—	—	—	—
Loss (gain) on induced exchange of Exchangeable Senior Notes	—	—	(22)	125	3,692	—	—	—	—
Loss (gain) on partial repayment of Notes due 2026	(32)	—	—	—	—	—	—	—	—
Interest income on seller-financed notes(2)	(835)	1,104	1,342	—	—	—	—	—	—
Deferred lease payments received on sales-type leases(3)	25	4,938	—	—	—	—	—	—	—
Normalized FFO attributable to common stockholders (diluted)	193,522	237,071	235,449	214,784	165,623	92,708	30,819	8,262	520
Stock-based compensation	10,132	17,317	19,581	17,507	8,616	3,330	2,495	1,465	1,719
Severance	—	—	—	—	—	—	—	—	113
Non-cash interest expense	1,999	1,664	1,375	1,255	715	2,040	1,678	—	—
Non-cash accretion of life science investments	(333)	—	—	—	—	—	—	—	—
Above-market lease amortization	92	92	92	91	4	—	—	—	—
AFFO attributable to common stockholders (diluted)	$205,412	$256,144	$256,497	$233,637	$174,958	$98,078	$34,992	$9,727	$2,352
FFO per common share – diluted	$6.78	$8.07	$8.20	$7.64	$6.17	$4.72	$2.88	$1.13	$0.15
Normalized FFO per common share – diluted	$6.82	$8.31	$8.33	$7.76	$6.31	$4.74	$2.88	$1.13	$0.15
AFFO per common share – diluted	$7.24	$8.98	$9.08	$8.45	$6.66	$5.01	$3.28	$1.34	$0.67
Weighted average common shares outstanding – basic	28,005,228	28,226,402	27,977,807	27,345,047	23,903,017	19,443,602	10,546,016	7,138,952	3,375,284
Restricted stock and RSUs	371,999	294,780	196,821	116,046	96,174	114,017	138,052	146,849	131,861
PSUs	—	—	—	—	81,414	—	—	—	—
Dilutive effect of Exchangeable Senior Notes	—	9,468	81,169	202,076	2,180,550	—	—	—	—
Weighted average common shares outstanding – diluted	28,377,227	28,530,650	28,255,797	27,663,169	26,261,155	19,557,619	10,684,068	7,285,801	3,507,145
_________________________

(1)Amount reflects the $3.9 million disposition-contingent lease termination fee received concurrently with the sale of a property in Los Angeles, California, net of the loss on sale of real estate of $3.4 million
(2)Positive amounts represent the non-refundable cash payments received pursuant to two seller-financed notes issued by us in connection with our disposition of certain properties. As the transactions did not qualify for recognition as a completed sale under GAAP, the payments were initially recorded as a deposit liability and included in other liabilities on our consolidated balance sheet. For the year ended December 31, 2025, the negative amount resulted from the recognition of $2.6 million of non-refundable cash payments received on one of the seller-financed notes as interest and other income in connection with the termination of the seller-financed note.
(3)Amount reflects the non-refundable lease payments received on two sales-type leases which are recognized as deposit liability starting on January 1, 2024, and is included in other liabilities in our consolidated balance sheets as of December 31, 2025, 2024, as the transaction did not qualify for recognition as a completed sale. Prior to the lease modifications on January 1, 2024, which extended the initial lease terms, the leases were classified as operating leases and the lease payments received were recognized as rental and therefore, included in net income attributable to common stockholders.

APPENDIX B

INNOVATIVE INDUSTRIAL PROPERTIES, INC.
2026 OMNIBUS INCENTIVE PLAN
1.Purpose, Effective Date and Effect on Prior Plan.
(a)Purpose. The Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan (the “Plan”) has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees, and consultants, and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.
(b)Effective Date; Effect on Prior Plan. The Plan will come into existence on the Effective Date. The Plan will terminate as provided in Section 15. On the Effective Date, the Innovative Industrial Properties, Inc. 2016 Omnibus Incentive Plan (the “Prior Plan”) will terminate and no further awards will be granted under the Prior Plan after the Effective Date; provided that all outstanding awards under the Prior Plan as of the Effective Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan.
2.Definitions. Capitalized terms used and not otherwise defined in this Plan or in any Award agreement have the following meanings:
(a)“Administrator” means the Board or the Committee; provided that, to the extent the Board or the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more committees or officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such committee(s) and/or officer(s).
(b)“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.
(c)“Applicable Exchange” means the national securities exchange or automated trading system on which the Stock is principally traded at the applicable time.
(d)“Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, a Cash Incentive Award, Dividend Equivalent Units or any other type of award permitted under this Plan.
(e)“Beneficial Owner” means a Person, with respect to any securities which:
(i)such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase;
(ii)such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”)), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or
(iii)are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.
(f)“Board” means the Board of Directors of the Company.
(g)“Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), as described in Section 10.
(h)“Cause” means, with respect to a Participant, one of the following, which are listed in order of priority:
(i)the meaning given in a Participant’s employment, retention, change of control, severance or similar agreement with the Company or any Affiliate; or if none then
(ii)the meaning given in the Award agreement; or if none then
(iii)the meaning given in the Company’s employment policies as in effect at the time of the determination (or if the determination of Cause is being made within two years following a Change of Control, the meaning given in the Company’s employment policies as in effect immediately prior to the Change of Control); or if none then
(iv)a good faith determination by the Company that the Participant has (A) failed, neglected, or refused to perform the lawful employment duties related to the Participant’s position or as from time to time assigned to the Participant (other than due to disability within the meaning of Code Section 22(e)(3)); (B) committed any willful, intentional, or grossly negligent act having the effect of injuring the interest, business, or reputation of the Company or any Affiliate; (C) violated or failed to comply in any material respect with the Company’s or an Affiliate’s published rules, regulations, or policies, as in effect or amended from time to time, to the extent applicable to the Participant; (D) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (E) misappropriated or embezzled any property of the Company or an Affiliate (whether or not an act constituting a felony or misdemeanor); or (F) breached any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company or any Affiliate.
(i)A “Change of Control” shall have the meaning given in an Award agreement, or if none, shall mean the first to occur of the following events with respect to the Company or any upstream holding company (which, for purposes of this definition, shall be included in references to “the Company”):
(i)Any “Person,” as that term is defined in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;
(ii)The Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined above) acquires fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares of the Stock are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares of the Stock outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;
(iii)The Company or any Affiliate sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so sold, assigned or otherwise transferred exceeds fifty percent (50%) of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided that such a transfer effected pursuant to a spin-off or split-up where stockholders of the Company retain ownership of the transferred assets proportionate to their pro rata ownership interest in the Company shall not be deemed a “Change of Control”;
(iv)The Company dissolves and liquidates substantially all of its assets; or
(v)At any time after the Effective Date when the “Continuing Directors” cease to constitute a majority of the Board. For this purpose, a “Continuing Director” shall mean: (A) the individuals who, at the Effective Date, constitute the Board; and (B) any new Directors (other than Directors designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii), or (iii) of this definition) whose appointment to the Board or nomination for election by Company stockholders was approved by a vote of at least two-thirds of the then-serving Continuing Directors.
If an Award is considered deferred compensation subject to the provisions of Code Section 409A, then the Administrator may include an amended definition of “Change of Control” in the Award agreement issued with respect to such Award as necessary to comply with, or as necessary to permit a deferral under, Code Section 409A.
(j)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
(k)“Committee” means the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) who meet the definition of “non-employee director” under Rule 16b-3(b)(3) promulgated under the Exchange Act to the extent necessary for the Plan and Awards to comply with Rule 16b-3 promulgated under the Exchange Act.
(l)“Company” means Innovative Industrial Properties, Inc., or any successor thereto.
(m)“Director” means a member of the Board.
(n)“Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.
(o)“Effective Date” means the date on which the Plan is approved by the shareholders of the Company at the 2026 Annual Meeting of Shareholders.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.
(q)“Fair Market Value” means a price that is based on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within 30 days before or 30 days after the applicable date, as determined by the Administrator in its discretion; provided that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A-1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Administrator and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided that, if the Administrator does not specify a different method, the Fair Market Value of a Share as of a given date shall be the closing sale price as of the trading day immediately preceding the date as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Stock is not traded on an established stock exchange, the Administrator shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, but based on objective criteria. Notwithstanding the foregoing, in the case of an actual sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.
(r)“Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.
(s)“Option” means the right to purchase Shares at a stated price for a specified period of time.
(t)“Participant” means an individual selected by the Administrator to receive an Award.
(u)“Performance Goals” means any objective or subjective goals the Administrator establishes with respect to an Award. Performance Goals may include, but are not limited to, the performance of the Company or any one or more of its Subsidiaries, Affiliates or other business units with respect to the following measures: funds from operations; adjusted funds from operations, earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation; operating (or gross) income or profit; pretax income before allocation of corporate overhead and/or bonus; operating efficiencies; operating income as a percentage of net revenue; return on equity, assets, capital, capital employed or investment; after tax operating income; net income; earnings or book value per share; financial ratios; cash flow(s); total rental income or revenues; capital expenditures as a percentage of rental income; total operating expenses, or some component or combination of components of total operating expenses, as a percentage of rental income; stock price or total stockholder return, including any comparisons with stock market indices; appreciation in or maintenance of the price of the Shares or any of the Company’s publicly-traded securities; dividends; debt or cost reduction; comparisons with performance metrics of peer companies of the Company; comparisons of the Company’s stock price performance to the stock price performance of peer companies; strategic business objectives, consisting of one or more objectives based on meeting specified cost, acquisition or leasing targets, meeting or reducing budgeted expenditures, attaining division, group or corporate financial goals, meeting business expansion goals and meeting goals relating to leasing, acquisitions, joint ventures or collaborations or dispositions; economic value-added models; or any combination of any of the foregoing. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. Performance Goals may also relate to a Participant’s individual performance. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to: (i) by excluding the effects of charges for reorganizing and restructuring; discontinued operations; asset write-downs; gains or losses on the disposition of a business; or mergers, acquisitions or dispositions; and extraordinary, unusual and/or non-recurring items of gain or loss; (ii) excluding the costs of litigation, claims, judgments or settlements; (iii) excluding the effects of changes in laws or regulations affecting reported results, or changes in tax or accounting principles, regulations or law; and (iv) excluding any accruals of amounts related to payments under the Plan or any other compensation arrangement maintained by the Company or an Affiliate.
The inclusion in an Award agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.

(v)“Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met).
(w)“Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met).
(x)“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).
(y)“Plan” means this Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan, as it may be amended from time to time.
(z)“Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.
(aa)“Restricted Stock Unit” means the right to receive a Share or a cash payment the value of which is equal to the Fair Market Value of one Share.
(ab)“Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.
(ac)“Share” means a share of Stock.
(ad)“Stock” means the common stock, par value $0.001 per share, of the Company.
(ae)“Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.
(af)“Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.
(ag)“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.
(ah)“Ten Percent Shareholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.
3.Administration.
(a)Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan or any agreement covering an Award; (ii) make, change and amend rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.
(b)Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to a subcommittee of the Committee or to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee, subcommittee or one or more officers to the extent of such delegation.
(c)No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.
4.Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; or any Director, including a Non-Employee Director. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.
5.Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).
6.Shares Reserved under this Plan.
(a)Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 1,250,000 shares are reserved for issuance under this Plan, minus one share for every one share subject to an award granted under the Prior Plan after April 10, 2026 (the “Cutoff Date”) and prior to the Effective Date, all of which may be issued pursuant to the exercise of incentive stock options. The aggregate number of Shares reserved for issuance under this Plan shall be increased by the number of any Shares subject to awards granted under the Prior Plan as of the Effective Date that, after the Effective Date, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by the Company, applying the limitations on recrediting under Section 6(b) as if such awards had been granted under the Plan. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.
(b)Depletion and Replenishment of Shares Under this Plan.
(i)The aggregate number of Shares reserved under Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. Notwithstanding the foregoing, an Award that may be settled solely in cash shall not cause any depletion of the Plan’s Share reserve at the time such Award is granted.
(ii)To the extent (A) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis) or is settled in cash, (B) the Administrator determines during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (C) Shares are forfeited under an Award, (D) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or (E) Shares are tendered or withheld to satisfy federal, state or local tax withholding obligations relating to an Award other than an Option or an SAR, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (D) or (E) may not be issued pursuant to incentive stock options. Notwithstanding anything to the contrary in the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: Shares tendered in payment of or withheld to satisfy the exercise price of an Option or as a result of the net settlement of an outstanding SAR (subject to compliance with applicable law); Shares withheld to satisfy federal, state or local tax withholding obligations relating to an Option or an SAR; and Shares purchased by the Company (subject to compliance with applicable law) using proceeds from Option exercises.
(c)Non-Employee Director Award Limitation. Subject to adjustment as provided in Section 17, the maximum number of Shares that may be granted during any fiscal year to any individual Non-Employee Director for service as a Non-Employee Director shall not exceed that number of Shares that has a grant date fair value of, when added to any cash compensation received by such Non-Employee Director for service as a Non-Employee Director, $900,000; provided, that for any fiscal year in which a Non-Employee Director (i) serves on a special committee of the Board or (ii) serves as lead director or non-executive chair or vice chair of the Board, additional compensation may be provided to such Non-Employee Director in excess of such limit to the extent such additional compensation is approved by Directors other than such Non-Employee Director.
7.Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares subject to the Option; (d) the exercise price, which, other than in the case of Substitute Awards, may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant (or 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant in the case of an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant); (e) the terms and conditions of vesting and exercise; (f) the term, except that an Option must terminate no later than ten (10) years after the date of grant (or five (5) years after the date of grant in the case of an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant); and (g) the manner of payment of the exercise price. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure. To the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules), and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (i) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (ii) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (iii) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (iv) by any combination of (i), (ii) and/or (iii). Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.
8.Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (b) the number of Shares to which the SAR relates; (c) the grant price, which, other than in the case of Substitute Awards, may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity, including vesting; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof.
9.Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (d) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; (e) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares; and (f) the extent to which dividends relating to an Award of Restricted Stock will be paid currently or accrued and paid upon vesting or deemed reinvested in additional shares of Restricted Stock (or treated otherwise); provided that, notwithstanding anything to the contrary herein, no dividends or Dividend Equivalent Units shall be paid on Performance Shares or Performance Units prior to their becoming earned and vested.
10.Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment.
11.Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; (c) the Award will be settled in cash or Shares; and (d) as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; provided that Dividend Equivalent Units may not be granted in connection with an Option or Stock Appreciation Right; and provided further that no Dividend Equivalent Unit granted in connection with Performance Shares or Performance Units shall provide for payment prior to the date such Performance Shares or Performance Units are earned and vested.
12.Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant shares of unrestricted Stock as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.
13.Discretion to Accelerate Vesting. The Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, disability (as defined by the Administrator), retirement, or termination without cause, or as provided in Section 17(c) or upon any other event as determined by the Administrator in its sole and absolute discretion.
14.Transferability. Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above the Participant may not receive consideration for such a transfer of an Award.
15.Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.
(a)Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on, and no further Awards may be granted under this Plan, after the tenth (10th) anniversary of the Effective Date.
(b)Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:
(i)the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;
(ii)shareholders must approve any amendment of this Plan (which may include an amendment to materially increase the number of Shares specified in Section 6(a), except as permitted by Section 17) to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law;
(iii)and shareholders must approve an amendment that would diminish the protections afforded by Participant award limits or by Section 15(e).
If the Board or the Administrator takes any action under this Plan that is not, at the time of such action, authorized by this Plan, but that could be authorized by this Plan as amended by the Board or the Administrator, as applicable, the Board or Administrator action will be deemed to constitute an amendment to this Plan to authorize such action to the extent permissible under applicable law and the requirements of any principal securities exchange or market on which the Shares are then traded.
(c)Amendment, Modification, Cancellation and Disgorgement of Awards. Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply. Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of a material Company policy, any Award agreement or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations. Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.
(d)Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.
(e)Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 17, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.
(f)Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).
16.Taxes.

(a)Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may satisfy such obligation by: If cash is payable under an Award, deducting (or requiring an Affiliate to deduct) from such cash payment the amount needed to satisfy such obligation; If Shares are issuable under an Award, then to the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules), and subject to such procedures as the Administrator may specify, (A) withholding Shares having a Fair Market Value equal to such obligations; or (B) allowing the Participant to elect to (1) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (2) tender back Shares received in connection with such Award or (3) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld under this clause (ii) may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires; or Deducting (or requiring an Affiliate to deduct) the amount needed to satisfy such obligation from any wages or other payments owed to the Participant, requiring such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the amount needed to satisfy such obligation.
(b)No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
17.Adjustment and Change of Control Provisions.
(a)Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of shares subject to this Plan (including the number and type of shares described in Section 6(a)) and which may after the event be made the subject of Awards; (B) the number and type of shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs. Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.
(b)Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.
(c)Effect of Change of Control. In order to preserve a Participant’s rights under an Award in the event of a Change of Control, the Administrator in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period, or the deemed achievement of any Performance Goals, relating to the exercise or realization of the Award; (b) provide for the purchase or cancellation of the Award for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable (or the cancellation of Awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the Award in such circumstances including, for the avoidance of doubt, in the case of Options or Stock Appreciation Rights the exercise or grant price of which does not exceed the per Share consideration being realized upon the closing of the Change of Control); (c) adjust the terms of the Award in the manner determined by the Administrator to reflect the Change of Control; (d) cause the Award to be assumed, or new right substituted therefor, by another entity; or (e) make such other provision as the Administrator may consider equitable and in the best interests of the Company.
(d)Application of Limits on Payments. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control, in the event that the Company’s legal counsel or accounting advisor determines that any payment, benefit or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) would be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this subsection (d), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of clause (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that clause (ii) results in a greater after-tax benefit to the Participant, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(e)Certain Modifications. Notwithstanding anything contained in this Section 17, the Administrator may, in its sole and absolute discretion, amend, modify or rescind the provisions of this Section 17 if it determines that the operation of this Section 17 may prevent a transaction in which the Company, a

Subsidiary or any Affiliate is a party from receiving desired tax treatment, including without limitation requiring that each Participant receive a replacement or substitute Award issued by the surviving or acquiring corporation.
18.Miscellaneous.
(a)Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan. No provision in an Award agreement shall limit the Administrator’s discretion hereunder unless such provision specifically so provides for such limitation.
(b)Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:
(i)a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;
(ii)a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;
(iii)a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and
(iv)a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.
Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the imposition of additional taxes under Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.
(c)No Fractional Shares. Unless otherwise determined by the Administrator, no fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated with or without consideration.
(d)Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e)Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.
(f)Code Section 409A. Any Award granted under this Plan shall be provided or made in such manner and at such time as to either make the Award exempt from, or comply with, the provisions of Code Section 409A, to avoid a plan failure described in Code Section 409A(a)(1), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.
(g)Governing Law; Venue. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Maryland, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in (i) a court sitting in the State of Maryland, and (ii) a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.
(h)Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year after the day the complaining party first knew or should have known of the events giving rise to the complaint.
(i)Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles. The title, label or characterization of an Award in an award agreement or in the Company’s public filings or other disclosures shall not be determinative as to which specific Award type is represented by the award agreement. Instead, the Administrator may determine which specific type(s) of Award(s) is (are) represented by any award agreement, at the time such Award is granted or at any time thereafter. Except to the extent otherwise provided in the applicable award agreement, in the case of any Award that includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Award holder’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.
(j)Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would cause this Plan, any award agreement or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

INNOVATIVE Industrial Properties

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INNOVATIVE INDUSTRIAL PROPERTIES, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Withhold**
1a. Alan Gold	☐	☐
1b. Scott Shoemaker	☐	☐
1c. Paul Smithers	☐	☐
1d. David Boyle	☐	☐
1e. Bruce Ives	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

The Board of Directors recommends that you vote 1 YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
5. Approval, by non-binding advisory vote, on the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V88639-P50031

INNOVATIVE INDUSTRIAL PROPERTIES, INC.
Annual Meeting of Stockholders
June 9, 2026 8:00 AM, PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Alan Gold and Paul Smithers, and each of them, with power to act without the other, and with power of substitution, as proxies and attorneys in fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of INNOVATIVE INDUSTRIAL PROPERTIES, INC. that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 8:00 a.m., PDT, at 11440 West Bernardo Court, Suite 100, San Diego, California 92127, and any adjournment or postponement thereof, with all powers the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE UNDER PROPOSAL 1, FOR PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4, AND 1 YEAR ON PROPOSAL 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side